Exhibit 10.1

Execution Version

$2,500,000,000

SEVENTH AMENDED AND RESTATED CREDIT AGREEMENT

Among

CONTINENTAL RESOURCES, INC.

as Borrower,

THE LENDERS PARTY HERETO FROM TIME TO TIME

as Lenders,

and

UNION BANK, N.A.

as Administrative Agent, as Issuing Lender and as Swing Line Lender

June 30, 2010

UNION BANK, N.A.

as Sole Book Runner and Lead Arranger

BNP Paribas and U.S. Bank, National Association as Co-Documentation Agents,

The Royal Bank of Scotland plc and Compass Bank as Co-Syndication Agents

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS:
Exhibit A	-	Form of Assignment and Assumption
Exhibit B	-	Form of Compliance Certificate
Exhibit C	-	Form of Guaranty
Exhibit D	-	Form of Mortgage
Exhibit E	-	Form of Note
Exhibit F	-	Form of Notice of Borrowing
Exhibit G	-	Form of Notice of Conversion or Continuation
Exhibit H	-	Form of Pledge Agreement
Exhibit I	-	Form of Security Agreement
Exhibit J	-	Form of Borrower’s Counsel Opinion
SCHEDULES:
Schedule I	-	Pricing Information
Schedule II	-	Notice Information and Commitments
Schedule 4.01	-	Existing Subsidiaries
Schedule 4.05	-	Existing Debt
Schedule 4.15	-	Environmental Condition
Schedule 4.20	-	Existing Hedging Agreements

-v-

SEVENTH AMENDED AND RESTATED CREDIT AGREEMENT

This Seventh Amended and Restated Credit Agreement dated as of June 30, 2010 is among CONTINENTAL RESOURCES, INC., an Oklahoma corporation (“Borrower”), the Lenders (as defined below), and Union Bank, N.A. (f/k/a Union Bank of California, N.A.), as Administrative Agent, as Issuing Lender and as Swing Line Lender (as each such terms are defined below).

RECITALS

A. The Borrower, the Administrative Agent, the Issuing Lender, and certain of the Lenders are parties to that certain Sixth Amended and Restated Credit Agreement dated as of April 12, 2006 among the Borrower, the lenders party thereto from time to time (the “Existing Lenders”), and Union Bank, N.A. as administrative agent and issuing lender thereunder, as heretofore amended (as so amended, the “Existing Agreement”).

B. The Borrower, the Administrative Agent, the Issuing Lender, and certain of the Existing Lenders together with the other Lenders party hereto desire to amend and restate (but not extinguish) the Existing Agreement in its entirety as hereinafter set forth through the execution of this Agreement.

C. It is the intention of the parties hereto that this Agreement is an amendment and restatement of the Existing Agreement, and is not a novation of the Existing Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Borrower, the Administrative Agent, the Issuing Lender, and the Lenders, (i) do hereby agree that the Existing Agreement is amended and restated (but not substituted or extinguished) in its entirety as set forth herein, and (ii) do hereby further agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms. As used in this Agreement, the terms defined above shall have the meanings set forth therein and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Administrative Agent for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby (other than Permitted Subject Liens), (c) secures the Obligations, and (d) is perfected and enforceable.

“Acquisition” means the purchase by the Borrower or any of its Subsidiaries of any business, including the purchase of associated assets or operations or Equity Interest of a Person.

“Additional Covenant Period” has the meaning set forth in Section 2.02(a)(ii).

“Adjusted Reference Rate” means, for any day, the fluctuating rate per annum of interest equal to the greatest of (a) the Reference Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus  1/2 of 1% and (c) the Daily One-Month LIBOR plus 1.00%. Any change in the Adjusted Reference Rate due to a change in the Reference Rate, Daily One-Month LIBOR or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate.

“Administrative Agent” means Union Bank, N.A., in its capacity as agent pursuant to Article VIII, and any successor agent pursuant to Section 8.08.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent or such other form provided by a Lender and acceptable to the Administrative Agent.

“Advance” means a Revolving Advance or a Swing Line Advance.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Seventh Amended and Restated Credit Agreement, as it may hereafter be amended, modified or supplemented from time to time in accordance with Section 9.20.

“Applicable Margin” means:

(a) with respect to any Revolving Advance or Swing Line Advance, (i) during such times as any Event of Default exists, 2.00% per annum plus the rate per annum set forth in the Pricing Grid for the relevant Type of such Advance based on the relevant Utilization Level applicable from time to time, and (ii) at all other times, the rate per annum set forth in the Pricing Grid for the relevant Type of such Advance based on the relevant Utilization Level applicable from time to time;

(b) with respect to the Letter of Credit fees required under Section 2.08(b), the per annum rate for Letter of Credit fees set forth in the Pricing Grid based on the relevant Utilization Level applicable from time to time; and

(c) with respect to the unused Commitment fees required under 2.08(a), the per annum rate set forth for Commitment Fees in the Pricing Grid based on the relevant Utilization Level applicable from time to time.

The Applicable Margin shall, if applicable, change as of any change in the Utilization Level, and, in the case of outstanding Advances, when and as any such Event of Default commences or terminates.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability” means, with respect to a Lender at any time, the lesser of (a) such Lender’s Commitment at such time, and (b) if the Borrowing Base is in effect at such time pursuant to Section 2.02, such Lender’s Pro Rata Share of such Borrowing Base; minus, in each case, the sum of (i) the aggregate outstanding principal amount of all Revolving Advances owed to such Lender at such time plus (ii) such Lender’s Pro Rata Share of the aggregate Letter of Credit Exposure at such time (including any such Letter of Credit Exposure that has been reallocated pursuant to Section 2.17(c)(i)) plus (iii) such Lender’s risk participation and funded participation in all outstanding Swing Line Advances at such time.

“Banking Service Provider” means any Lender or Affiliate of a Lender that provides Banking Services to the Borrower or any Subsidiary.

“Banking Services” means each and any of the following bank services: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Borrower or any Subsidiary owing to Banking Service Providers, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“BB Period” has the meaning set forth in Section 2.02(a)(i).

“Borrowing” means a Revolving Borrowing or a Swing Line Borrowing.

“Borrowing Base” means at any time, the Dollar amount determined in accordance with Section 2.02 on account of Proven Reserves attributable to Oil and Gas Properties of the Borrower and its Subsidiaries described in the most recent Independent Engineering Report or Internal Engineering Report, as applicable, delivered to the Administrative Agent and the Lenders pursuant to Section 2.02.

“Borrowing Base Deficiency” means, at any time during a BB Period, an amount equal to the excess of (a) the sum of (i) the aggregate outstanding amount of the Revolving Advances plus (ii) the aggregate outstanding amount of the Swing Line Advances plus (iii) the Letter of Credit Exposure over (b) the lesser of (i) the Borrowing Base, and (ii) the aggregate Commitments.

“Business Day” means (a) a day of the year other than (i) a Saturday or a Sunday or (ii) any other day on which banks are required or authorized to close in Dallas, Texas or Los Angeles, California, and (b) if the applicable Business Day relates to any Eurodollar Rate Advances, then in addition to the requirements of clause (a) above, a day on which dealings are carried on by banks in the London interbank market.

“Capital Leases” means, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash Collateral Account” means a special interest bearing cash collateral account pledged by the Borrower to the Issuing Lender containing cash deposited pursuant to Sections 2.05(b), 7.02(b), or 7.03(b) to be maintained with the Issuing Lender in accordance with Section 2.07(g)(i) and bear interest or be invested in the Issuing Lender’s reasonable discretion.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Change of Control” means any of the following events: (a) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) other than Harold G. Hamm, has become, directly or indirectly, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all such shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, by way of merger, consolidation or otherwise) of 40% or more of the common stock of Borrower on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Borrower (whether or not such securities are then currently convertible or exercisable), or (b) during any period of two consecutive calendar quarters, individuals who at the beginning of such period were members of the Borrower’s board of directors cease for any reason to constitute a majority of the directors of the Borrower then in office unless (i) such new directors were elected by a majority of the directors of the Borrower who constituted the board of directors of the Borrower at the beginning of such period (or by directors so elected) or by the stockholders pursuant to the nomination of the existing directors, or (ii) the reason for such directors failing to constitute a majority is a result of retirement by directors due to age, death or disability.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any new law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Collateral” means (a) all “Collateral”, “Pledged Collateral” and “Mortgaged Properties” (as defined in each of the Mortgages, the Security Agreements, and the Pledge Agreement, as applicable) or similar terms used in the Security Instruments, and (b) all amounts contained in the Cash Collateral Account.

“Commitment” means, for any Lender, the amount set opposite such Lender’s name on the attached Schedule II as its Commitment, or if such Lender has entered into any Assignment and Assumption, the amount set forth for such Lender as its Commitment in the Register maintained by the Administrative Agent pursuant to Section 9.05(b), in either case, as such amount may be reduced, increased or terminated pursuant to Section 2.04 or Article VII or otherwise under this Agreement. The aggregate amount of Commitments on the date hereof is $750,000,000.00.

“Commitment Termination Date” means the earlier of (a) the Maturity Date and (b) the earlier termination in whole of the Commitments pursuant to Section 2.04 or Article VII.

“Compliance Certificate” means a compliance certificate in the form of the attached Exhibit B signed by a Responsible Officer of the Borrower.

“Control” means the possession, directly or indirectly, of the power to (a) vote 15% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners or other equivalent governing body; or (b) direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Convert,” “Conversion,” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.03(b).

“Credit Extension” means (a) an Advance made by any Lender or (b) the issuance, increase or extension of any Letter of Credit by the Issuing Lender.

“Daily One-Month LIBOR” means, for any day, the rate of interest equal to the Eurodollar Rate then in effect for delivery of funds for a one (1) month period.

“Debt” for any Person, means without duplication:

(a) indebtedness of such Person for borrowed money;

(b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) obligations of such Person to pay the deferred purchase price of Property or services (including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person);

(d) obligations of such Person as lessee under Capital Leases or in respect of synthetic leases;

(e) obligations of such Person under reimbursement agreements and other agreements relating to the issuance of letters of credit or acceptance financing;

(f) obligations of such Person under any Hedge Contract; provided that, for purposes of this Agreement, the “principal amount” of the obligations in respect of Hedging Contracts at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Contracts were terminated at such time;

(g) obligations of such Person owing in respect of mandatorily redeemable preferred stock or other preferred equity interest of such Person;

(h) obligations of such Person owing in connection with any volumetric or production prepayments;

(i) other obligations which (i) would under GAAP be shown on such Person’s balance sheet as a liability and (ii) are payable more than one year from the date of creation thereof (other than reserves for taxes and reserves for contingent obligations);

(j) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above;

(k) indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) secured by any Lien on or in respect of any Property of such Person; and

(l) all liabilities of such Person in respect of unfunded vested benefits under any Plan;

provided, however, that the “Debt” of any Person shall not include (i) Debt that is incurred by such Person on ordinary trade terms to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business, unless and until such Debt is outstanding more than 90 days past the original invoice or billing date thereof, (ii) income taxes payable that are not overdue, or (iii) asset retirement obligations under SFAS 143.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund its pro rata share of any Revolving Advance or participation in Letter of Credit Obligations or Swing Line Advances required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured within three Business Days (or such longer time period accepted by the Borrower and the Administrative Agent), (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured within three Business Days (or such longer time period accepted by the Administrative Agent or such other Lender, as applicable), (c) has notified the Administrative Agent, or has stated publicly, that it will not comply with any such obligations hereunder, or (d) as to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender. Any determination that a Lender is a “Defaulting Lender” under this definition shall be made by the Administrative Agent in its sole discretion acting in good faith.

“Dollars” and “$” means lawful money of the United States of America.

“EBITDAX” means with respect to the Borrower and its consolidated Subsidiaries, for any period, without duplication, the sum of (a) consolidated Net Income for such period plus (b) to the extent deducted in determining consolidated Net Income, Interest Expense, income taxes, exploration expenses, depreciation, amortization, depletion and other non-cash charges (including (i) any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and including non-cash charges resulting from the requirements of SFAS 133 or 143, (ii) property impairment, and (iii) non-cash compensation expenses) for such period minus (c) all non-cash items of income which were included in determining such consolidated Net Income, including non-cash income resulting from the requirements of SFAS 133 or 143.

“Effective Date” means June 30, 2010.

“Eligible Assignee” means (a) a Lender (other than a Defaulting Lender), and (b) any other Person (other than a natural person) approved by (i) the Administrative Agent and the Issuing Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Engineering Report” means either an Independent Engineering Report or an Internal Engineering Report.

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. Section 9601(8) (1988).

“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

“Environmental Law” means, as to the Borrower or its Subsidiaries, all Legal Requirements or common law theories applicable to the Borrower or its Subsidiaries arising from, relating to, or in connection with the Environment, health, or safety, including CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization under Environmental Law.

“Equity Interest” means, with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person, including any options, warrants or similar rights to purchase such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.

“Eurodollar Base Rate” means (a) in determining Eurodollar Rate for purposes of the “Daily One Month LIBOR”, the rate per annum for Dollar deposits quoted by the Administrative Agent for the purpose of calculating effective rates of interest for loans making reference to the “one-month libor”, as the inter-bank offered rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of the applicable Revolving Advances; provided that, the Administrative Agent may base its quotation of the inter-bank offered rate upon such offers or other market indicators of the inter-bank market as the Administrative Agent in its reasonable discretion deems appropriate including the rate determined under the following clause (b), and (b) in determining Eurodollar Rate for all other purposes, the rate per annum (rounded upward to the nearest whole multiple of   1/100th of 1%) equal to the interest rate per annum set forth on the Reuters Reference LIBOR1 page as the London Interbank Offered Rate, for deposits in Dollars at 11:00 a.m. (London, England time) two Business Days before the first day of the applicable Interest Period and for a period equal to such Interest Period; provided that, if such quotation is not available for any reason, then for purposes of this clause (b), Eurodollar Base Rate shall then be the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Revolving Advances being made, continued or converted by the Lenders and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch (or other branch or Affiliate of the Administrative Agent, or in the event that the Administrative Agent does not have a London branch, the London branch of a Lender chosen by the Administrative Agent) to major banks in the London or other offshore inter-bank market for Dollars at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate” means for purposes of determining the rate applicable for any Interest Period with respect to any Eurodollar Rate Advance and for purposes of determining the Adjusted Reference Rate, a rate per annum determined by the Administrative Agent (which determination shall be conclusive in the absence of manifest error) pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Rate Reserve Percentage

“Eurodollar Rate Advance” means an Advance which bears interest as provided in Section 2.09(b).

“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Rate Advance (or for purposes of determining Daily-One Month LIBOR) means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental, or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Event of Default” has the meaning specified in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.15), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.14(e) and Section 2.14(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a).

“Existing Letters of Credit” means the letters of credit issued and outstanding under the Existing Agreement.

“Expiration Date” means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letter” means that certain fee letter dated as of June 30, 2010 between the Borrower and Union Bank, N.A.

“Financial Statements” means the audited consolidated and consolidating balance sheet of the Borrower as of December 31, 2009 and the related audited consolidated and consolidating statements of income, cash flow, and retained earnings of the Borrower, and including the certification of the independent certified public accountants preparing such statements and footnotes to any of the foregoing, all prepared in accordance with GAAP, the copies of which have been delivered to the Administrative Agent and the Lenders.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” of any Person means (a) Debt of such Person as described in clauses (a), (b), (d), and (e) of the definition of “Debt” in this Section 1.01 and (b) Debt of such Person as described in clauses (j) and (k) of the definition of “Debt” in this Section 1.01 but only with respect to the indebtedness referred to in clauses (a), (b), (d), and (e) of such definition; provided that, for purposes of this definition, Debt described in clause (e) of the definition of “Debt” shall not constitute “Funded Debt” if such Debt, at the time of determination, is contingent.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.02.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means each existing or future Subsidiary of the Borrower.

“Guaranty” means a Guaranty in substantially the form of the attached Exhibit C and executed by a Guarantor; and “Guaranties” shall mean all such guaranties collectively.

“Hazardous Substance” means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including pollutants, contaminants, petroleum, petroleum products, radionuclides, radioactive materials, and medical and infectious waste.

“Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.

“Hedge Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Termination Amount” means, as to any Hedge Contract between the Borrower or any Subsidiary and a Swap Counterparty, the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid by the Borrower or any Subsidiary to such Swap Counterparty if such Hedge Contract was to be terminated.

“Hydrocarbon Hedge Agreement” means a Hedge Contract which is intended to reduce or eliminate the risk of fluctuations in the price of Hydrocarbons.

“Hydrocarbons” means oil, gas, coal seam gas, coalbed methane, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Independent Engineer” means Ryder Scott Company LP or any other engineering firm reasonably acceptable to the Administrative Agent.

“Independent Engineering Report” means a report, in form and substance satisfactory to the Administrative Agent and each of the Lenders, prepared by an Independent Engineer, addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by the Borrower or its Subsidiaries (or to be acquired by the Borrower or any of its Subsidiaries, as applicable) which are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves, (d) take into account any “over-produced” status under gas balancing arrangements, (e) if the Borrower is not then a public company required to file reports with the SEC, contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent or any Lender, and (f) if the Borrower is then a public company required to file reports with the SEC, be prepared in accordance and contain the information required by the standards applicable to the reporting of Proven Reserves in reports filed or to be filed with the SEC.

“Index Debt” means the Borrower’s long-term, unsecured, senior, non-credit enhanced debt.

“Interest Expense” means, for the Borrower and its consolidated Subsidiaries for any period, total interest, letter of credit fees, and other fees and expenses accrued in connection with any Debt during such period (whether expensed in such period or capitalized), including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, imputed interest under Capital Leases, fees owed with respect to the Obligations, and net costs under Interest Hedge Agreements, all as determined in conformity with GAAP.

“Interest Hedge Agreement” means a Hedge Contract between the Borrower and one or more financial institutions providing for the exchange of nominal interest obligations between the Borrower and such financial institution or the cap of the interest rate on any Debt of the Borrower.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Reference Rate Advance into a Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.03 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.03. The duration of each such Interest Period shall be one, two, three, or if available, six months, in each case as the Borrower may select, upon notice received by the Administrative Agent not later than 12:00 noon (Dallas, Texas time) / 10:00 a.m. (Los Angeles, California time) on the third Business Day prior to the first day of such Interest Period; provided, however, that:

(a) the Borrower may not select any Interest Period which ends after the Commitment Termination Date;

(b) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and

(d) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

“Internal Engineering Report” means a report, in form and substance satisfactory to the Administrative Agent and each Lender, prepared by the Borrower and certified by a Responsible Officer of the Borrower, addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by the Borrower or any of its Subsidiaries (or to be acquired by the Borrower or any of its Subsidiaries, as applicable) which are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves, (d) take into account any “over-produced” status under gas balancing arrangements, (e) if the Borrower is not then a public company required to file reports with the SEC, contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent or any Lender, and (f) if the Borrower is then a public company required to file reports with the SEC, be prepared in accordance and contain the information required by the standards applicable to the reporting of Proven Reserves in reports filed or to be filed with the SEC.

“Investments” means any investment (including the making of an Acquisition), made directly or indirectly, in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise and whether made in cash, by the transfer of property, or by any other means.

“Issuing Lender” means Union Bank, N.A., and any successor issuing bank pursuant to Section 8.08.

“JDA” means a joint development agreement, area of mutual interest agreement or similar agreement in effect on the date hereof, and any such agreement executed after the date hereof on terms and subject to conditions customary in the oil and gas industry.

“Leases” means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the owner thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including Regulations D, T, U, and X, which is applicable to such Person.

“Lender Insolvency Event” means that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided, that a Lender Insolvency Event shall not be triggered solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its Parent Company by a governmental authority or an instrumentality thereof.

“Lender Parties” means Lenders, the Swing Line Lender, the Issuing Lender, and the Administrative Agent.

“Lenders” means the lenders having a Commitment or if such Commitments have been terminated, lenders that are owed Revolving Advances or that hold a participation in the Letter of Credit Obligations or Swing Line Advances. Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means, individually, any standby or commercial letter of credit issued or deemed issued by the Issuing Lender for the account of an Obligor which is subject to this Agreement, including the Existing Letters of Credit.

“Letter of Credit Application” means the Issuing Lender’s standard form letter of credit application for standby or commercial letters of credit that has been executed by the Borrower and accepted by the Issuing Lender in connection with the issuance of a Letter of Credit.

“Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications, and agreements, documents, and instruments entered into in connection with or relating thereto.

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn maximum face amount of all Letters of Credit at such time plus (b) the aggregate unpaid amount of all Reimbursement Obligations at such time.

“Letter of Credit Obligations” means any obligations of the Borrower under this Agreement in connection with the Letters of Credit, including the Reimbursement Obligations.

“Lien” means any mortgage, lien, pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, synthetic lease, Capital Lease, or other title retention agreement).

“Liquid Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States maturing within 180 days from the date of any acquisition thereof;

(b) (i) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 180 days from the date of acquisition thereof or which may be liquidated for the full amount thereof without penalty or premium (“bank debt securities”), issued by (A) any Lender (or any Affiliate of any Lender), or (B) any other bank or trust company so long as such certificate of deposit is pledged to secure the Borrower’s or any Subsidiaries’ ordinary course of business bonding requirements, or any other bank or trust company which has combined capital and surplus and undivided profit of not less than $500,000,000.00, if at the time of deposit or purchase, such bank debt securities are rated at least the third highest credit rating given by either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., and (ii) commercial paper issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other Person if at the time of purchase such commercial paper is rated at the highest or the second highest credit rating given by either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the Required Lenders;

(c) deposits in money market funds investing exclusively in investments described in clauses (a) and (b) above;

(d) repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital and surplus and undivided profit of not less than $500,000,000.00, if at the time of entering into such agreement the debt securities of such Person are rated at the highest or the second highest credit rating given by either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and

(e) such other instruments (within the meaning of Article 9 of the Texas Business and Commerce Code) or investment property as the Borrower may request and the Administrative Agent may approve in writing.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Documents, the Guaranties, the Security Instruments, any Hedge Contract with a Swap Counterparty, and each other agreement, instrument, or document executed by the Borrower, any Guarantor, or any of the Borrower’s or a Guarantor’s Subsidiaries or any of their officers at any time in connection with this Agreement.

“Material Adverse Change” means any change in the business, property, condition (financial or otherwise) or results of operations, or reasonably foreseeable prospects of Borrower and the Guarantors, considered as a whole, which has a Material Adverse Effect, excluding any change in prevailing economic or business conditions that are applicable, generally, to companies engaged in the domestic oil and gas exploration and production business in the continental United States, including fluctuations in oil and gas prices.

“Material Adverse Effect” means (a) a material adverse change in the business, assets (including the Oil and Gas Properties of the Borrower, any Guarantor or any of their respective Subsidiaries), condition (financial or otherwise), results of operations or reasonably foreseeable prospects of the Borrower, any Guarantor and their respective Subsidiaries since December 31, 2009, considered as a whole; (b) a material adverse change on the validity or enforceability of this Agreement or any of the other Loan Documents; or (c) a material adverse effect on the Borrower’s, or any Guarantor’s or any Subsidiary’s ability to perform its obligations under this Agreement, any Note, any Guaranty, or any other Loan Document.

“Maturity Date” means July 1, 2015.

“Maximum Note Amount” means $2,500,000,000.00.

“Maximum Rate” means the maximum nonusurious interest rate under applicable Legal Requirements (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including if required by such laws, certain fees and other costs).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means any mortgage and deed of trust executed by any one or more of the Obligors in favor of the Administrative Agent for the ratable benefit of the Secured Parties in substantially the form of the attached Exhibit D or such other form as may be requested by the Administrative Agent, together with any assumptions or assignments of the obligations thereunder by the Borrower, any Guarantor or any of their respective Subsidiaries, and “Mortgages” shall mean all of such Mortgages collectively.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period and with respect to any Person, the net income for such period for such Person after taxes as determined in accordance with GAAP, excluding however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write-up or write-down of assets and (b) the cumulative effect of any change in GAAP.

“Non-Consenting Lender” means any Lender that does not consent to a proposed Borrowing Base redetermination, amendment, waiver, consent or release with respect to this Agreement or any other Loan Document that requires the consent of each Lender.

“Non-Defaulting Lender” means any Lender that is not then a Defaulting Lender.

“Note” means a Revolving Note or a Swing Line Note.

“Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit F signed by a Responsible Officer of the Borrower.

“Notice of Conversion or Continuation” means a notice of conversion or continuation in the form of the attached Exhibit G signed by a Responsible Officer of the Borrower.

“Obligations” means (a) all principal, interest, fees, reimbursements, indemnifications, and other amounts payable by any Obligor to any Lender Party under the Loan Documents (other than Hedge Contracts with Swap Counterparties), including the Letter of Credit Obligations, (b) all obligations of the Borrower or any Subsidiary owing to any Swap Counterparty under any Hedge Contract; provided that, (i) when any Swap Counterparty assigns or otherwise transfers any interest held by it under any Hedge Contract to any other Person pursuant to the terms of such agreement, the obligations thereunder shall constitute Obligations only if such assignee or transferee is also then a Lender or an Affiliate of a Lender and (ii) if a Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, obligations owing to such Swap Counterparty shall be included as Obligations only to the extent such obligations arise from transactions under such individual Hedge Contracts (and not the Master Agreement between such parties) entered into at the time such Swap Counterparty was a Lender hereunder or an Affiliate of a Lender hereunder, without giving effect to any extension, increases, or modifications thereof which are made after such Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, and (c) the Banking Services Obligations.

“Obligors” means, collectively, the Borrower and the Guarantors.

“Oil and Gas Properties” means fee mineral interests, term mineral interests, Leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under, or attributable to such oil and gas Properties and interests.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent or the Issuing Lender, as the case may be, in accordance with banking industry rules on interbank compensation.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning assigned to such term in clause (c) of Section 9.05.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permit” means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including an Environmental Permit.

“Permitted Liens” means the Liens permitted to exist pursuant to Section 6.01.

“Permitted Subject Liens” means all Permitted Liens other than the Liens permitted under paragraph (j) or (l) of Section 6.01.

“Person” (whether or not capitalized) means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Pledge Agreement” means the Pledge Agreement in substantially the form of the attached Exhibit H, executed by one or more of the Obligors.

“Present Value” means, as of any date of determination, the calculation of the present value (using the average of the discount rates then customarily utilized by the Administrative Agent for reserve valuation purposes, which, on the Effective Date, is a 9% discount rate) of the projected future net revenues attributable to the Present Value Production utilizing the price assumptions used by the Administrative Agent in evaluating its oil and gas loans generally, adjusted to give effect to applicable commodity prices (or caps or floors) under Hedge Contracts permitted hereunder and covering such production; provided that, the portion of Present Value attributed to Proven Reserves which are not then categorized as “producing” shall not exceed 30% of the resulting total Present Value.

“Present Value Production” means, at any time of determination, the projected production of Hydrocarbon (measured by volume unit or BTU equivalent, not sales price) from properties and interests owned by any Obligor which are located in or offshore of the United States and Canada attributable to Proven Reserves, as such production is projected in the most recent Engineering Report delivered pursuant to Section 5.06(c), after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental report which is satisfactory to the Administrative Agent.

“Pricing Grid” means the pricing information set forth on Schedule I.

“Projected Volume” means, determined as of the last day of each fiscal quarter, the forecasted production of oil and gas reserves as detailed by the Borrower in the production report delivered by the Borrower under Section 5.06(c)(v).

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Pro Rata Share” means, at any time and as to any Lender, the ratio (expressed as a percentage) of such Lender’s Commitment at such time to the aggregate Commitments at such time, or if the Commitments have been terminated or expired, the Pro Rata Share shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Proven Reserves” means, at any particular time, the estimated quantities of Hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs attributable to Oil and Gas Properties of the Borrower and its Subsidiaries under then existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).

“Reference Rate” means a fluctuating interest rate per annum as shall be in effect from time to time equal to the rate of interest publicly announced by Union Bank, N.A., as its reference rate, whether or not the Borrower has notice thereof.

“Reference Rate Advance” means an Advance which bears interest as provided in Section 2.09(a).

“Register” has the meaning set forth in paragraph (b) of Section 9.05.

“Regulations D, T, U, and X” mean Regulations D, T, U, and X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” means all of the obligations of the Borrower to reimburse the Issuing Lender for amounts paid by the Issuing Lender under Letters of Credit as established by the Letter of Credit Applications and Section 2.07(d)(i).

“Reinstatement Date” means any date when (A) the rating for the Index Debt by S&P is less favorable than BBB- or (B) the rating for the Index Debt by Moody’s is less favorable than Baa3 or (C) neither S&P nor Moody’s maintains a rating for Index Debt.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Release Date” has the meaning set forth in Section 2.02(f).

“Release Period” means the period of time from and after the Release Date and prior to the Reinstatement Date, if any.

“Required Lenders” means, as of the date of determination, Lenders holding more than 50% of the aggregate Commitments, or if the Commitments have been terminated or expired, more than 50% of the outstanding principal amount of the Revolving Advances, Letter of Credit Exposure and Swing Line Advances (with the aggregate amount of each Lender’s risk participation and funded participation in Letter of Credit Obligations and Swing Line Advances being deemed to be “held” by such Lender for purposes of this definition); provided that, in any event, if there are two or more Lenders, the Commitment of, and the portion of the Revolving Advances and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders unless all Lenders are Defaulting Lenders.

“Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer or Vice President, (b) with respect to any Person that is a limited liability company, a manager or a Responsible Officer of such Person’s managing member or manager, or if applicable, such Person’s Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer or Vice President, and (c) with respect to any Person that is a general partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.

“Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person; provided, that, the term “Restricted Payment” shall not include (i) any dividend or distribution payable solely in Equity Interests of the Borrower or warrants, options or other rights to purchase such Equity Interests, or (ii) any surrender or redemption of Equity Interests in the Borrower in connection with the exercise of rights under any employee benefit plans.

“Revolving Advance” means any advance by a Lender to the Borrower as part of a Revolving Borrowing.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Advances of the same Type and made by each Lender pursuant to Section 2.01(a), Section 2.01(b) or Section 2.07(d), continued pursuant to Section 2.03(b), or Converted to Advances of a different Type pursuant to Section 2.03(b).

“Revolving Note” means a promissory note of the Borrower payable to the order of a Lender in the amount of such Lender’s Commitment, in substantially the same form as Exhibit E -1, evidencing indebtedness of the Borrower to such Lender resulting from Revolving Advances owing to such Lender.

“S&P” means Standard & Poor’s Ratings Services and any successor thereto.

“SEC” means the U.S. Securities and Exchange Commission, or any successor to its functions.

“Secured Parties” means the Administrative Agent, the Issuing Lender, the Swing Line Lender, the Lenders, the Swap Counterparties, and Banking Service Providers.

“Security Agreement” means the Security Agreement in substantially the form of the attached Exhibit I, executed by the Obligors.

“Security Instruments” means, collectively: (a) the Mortgages, (b) the Pledge Agreement, (c) the Security Agreement, (f) each other agreement, instrument or document executed at any time in connection with the Pledge Agreement, the Security Agreement, or the Mortgages, (g) each agreement, instrument or document executed in connection with the Cash Collateral Account, and (h) each other agreement, instrument or document executed at any time in connection with securing the Obligations.

“Senior Notes” means (a) the 8  1/4% senior notes of the Borrower due 2019 issued from time to time pursuant to the Indenture dated as of September 23, 2009, between the Borrower and Wilmington Trust FSB, as trustee and (b) the 7  3/8% senior notes of the Borrower due 2020 issued from time to time pursuant to the Indenture dated as of April 5, 2010 between the Borrower and Wilmington Trust FSB, as trustee.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means any corporation or other entity of which more than 50% of the outstanding Equity Interests having ordinary voting power under ordinary circumstances to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether at such time Equity Interests of any other class or classes of such corporation or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

“Super-Majority Lenders” means, as of the date of determination, Lenders holding at least 75% of the aggregate Commitments, or if the Commitments have been terminated or expired, the outstanding principal amount of the Revolving Advances, Swing Line Advances and Letter of Credit Exposure (with the aggregate amount of each Lender’s risk participation and funded participation in Letter of Credit Obligations and Swing Line Advances being deemed to be “held” by such Lender for purposes of this definition).

“Swap Counterparty” means any counterparty to any Hedge Contract with the Borrower or any Subsidiary; provided that such counterparty is a Lender or an Affiliate of a Lender on the date hereof or was, at the time such Hedge Contract was entered into. For the avoidance of doubt, “Swap Counterparty” shall not include any participant of a Lender pursuant to Section 9.05(c) other than to the extent such participant is otherwise a Lender or an Affiliate of a Lender.

“Swing Line Advance” means an advance by the Swing Line Lender to the Borrower as part of a Swing Line Borrowing.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by the Swing Line Lender pursuant to Section 2.16(a).

“Swing Line Sublimit Amount” means the lesser of (a) 6.25% of the Borrowing Base, and (b) $50,000,000; provided that, on and after the Maturity Date, the Swing Line Sublimit Amount shall be zero.

“Swing Line Lender” means Union Bank, N.A. and any successor swing line lender pursuant to the terms hereof.

“Swing Line Note” means a promissory note of the Borrower payable to the order of the Swing Line Lender, in substantially the same form as Exhibit E -2, evidencing indebtedness of the Borrower to the Swing Line Lender resulting from Swing Line Advances.

“Swing Line Payment Date” means the earlier to occur of (a) if a Default exists, three (3) Business Days after demand is made by the Swing Line Lender, (b) ten (10) Business Days after the date such Swing Line Advance is made, and (c) the Maturity Date.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any of its Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Type” has the meaning set forth in Section 1.03.

“Utilization Level” means the applicable category (being Level I, Level II, Level III or Level IV) of pricing criteria contained in the Pricing Grid, which is based, at any time of its determination, on the percentage obtained by dividing (a) the outstanding principal amount of the Revolving Advances, the Swing Line Advances and the Letter of Credit Exposure at such time by (ii) the Borrowing Base in effect at such time. Solely for purposes of this definition and notwithstanding anything to the contrary contained herein, the Borrowing Base, as determined and redetermined pursuant to Section 2.02 below, shall be deemed to be in effect regardless of whether a BB Period is in effect.

Section 1.02 Accounting Terms; Changes in GAAP. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof) be prepared, in accordance with GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder (which prior to the delivery of the first financial statements under Section 5.06, shall mean the Financial Statements). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with that used in the preparation of the annual or quarterly financial statements furnished to the Lenders pursuant to Section 5.06 most recently delivered prior to or concurrently with such calculations (or, prior to the delivery of the first financial statements under Section 5.06, used in the preparation of the Financial Statements). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either the

Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, where applicable, refer to such Person on a consolidated basis and mean such Person and its consolidated Subsidiaries.

Section 1.03 Classes and Types of Advances. Advances and Borrowings are distinguished by “Class” and “Type”. The “Class” when used in respect of any Advance or Borrowing, refers to whether the Advance or the Borrowing consisting of simultaneous Advances is a Revolving Advance or a Swing Line Advance. The “Type”, when used in respect of any Advance or Borrowing, refers to whether the Advance or the Borrowing consisting of simultaneous Advances is a Eurodollar Rate Advance or a Reference Rate Advance.

Section 1.04 Miscellaneous. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

ARTICLE II.

CREDIT FACILITIES

Section 2.01 Commitments.

(a) Revolving Advances. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Commitment Termination Date in an amount for each Lender not to exceed such Lender’s Availability. Each Borrowing shall be in an aggregate amount not less than $2,500,000 and in integral multiples of $2,500,000 in excess thereof and shall consist of Revolving Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Availability, and subject to the terms of this Agreement, the Borrower may from time to time borrow, prepay, and reborrow Revolving Advances.

(b) Outstanding Loans under Existing Agreement. The parties hereto acknowledge and agree that, effective as of the Effective Date, all outstanding Advances (as defined in the Existing Agreement) shall be automatically deemed to be Revolving Advances outstanding under this Agreement. The Lenders hereby agree to take any and all such reasonable actions as may be requested by the Administrative Agent in order to ensure that, as of the Effective Date, such outstanding Revolving Advances are held by the Lenders in accordance with their Pro Rata Shares as of the Effective Date, after giving effect to this Agreement.

(c) Revolving Notes. The indebtedness of the Borrower to each Lender resulting from the Revolving Advances owing to such Lender shall be evidenced by a Revolving Note of the Borrower payable to the order of such Lender.

Section 2.02 Borrowing Base; Release of Collateral; Present Value. The initial Borrowing Base in effect as of the date of this Agreement has been set by the Administrative Agent and the Lenders and acknowledged by the Borrower as $1,300,000,000 and the initial Present Value in effect as of the date of this Agreement has been set by the Administrative Agent and acknowledged by the Borrower and the Lenders as $2,912,000,000. The amount of such initial Borrowing Base and such initial Present Value shall remain in effect until it is redetermined pursuant to this Section 2.02. The Borrowing Base shall be determined in accordance with the standards set forth in Section 2.02(e) and is subject to periodic redetermination pursuant to Sections 2.02(b) and 2.02(c). The Borrower may elect not to have the Borrowing Base in effect as provided and subject to the conditions in Section 2.02(a). The Present Value shall be determined in accordance with the standards set forth in Section 2.02(e) and as set forth in Section 2.02(d).

(a) Effective Periods for Borrowing Base.

(i) Availability will be subject to the Borrowing Base, and the Borrowing Base will be mandatorily and automatically in effect at any time, when (A) the rating for the Index Debt by S&P is equal to or less favorable than BB+ or (B) the rating for the Index Debt by Moody’s is equal to or less favorable than Ba1 or (C) neither S&P nor Moody’s maintains a rating for Index Debt; provided that, if, other than as a result of action taken or omitted to be taken by the Borrower, a rating for the Index Debt shall be maintained by only one of S&P and Moody’s, the Borrowing Base will be in effect at any time that such rating is equal to or less than the applicable rating specified under clause (A) or (B) above. Additionally, the Borrowing Base may be in effect and Availability shall be subject to the Borrowing Base if the Borrower so elects pursuant to clauses (a)(ii) and (a)(iv) below. Any such period when the Borrowing Base is either mandatorily in effect pursuant to this clause (i) or optionally in effect pursuant to clauses (a)(ii) and (a)(iv) below is referred to herein as a “BB Period”.

(ii) If the rating for the Index Debt by S&P is greater than BB+ and the rating for the Index Debt by Moody’s is greater than Ba1 (or, if a rating for the Index Debt shall be maintained by only one of S&P and Moody’s (other than as a result of action taken or omitted to be taken by the Borrower), the rating for the Index Debt is greater than the applicable rating specified in this clause (ii)), then, subject to the limitations set forth in clause (iii) and clause (iv) below and from time to time, the Borrower may elect one of the following two options: (A) Availability shall be subject to the Borrowing Base and the Borrowing Base will be in effect or (B) Availability shall be governed without reference to the Borrowing Base and the Borrowing Base will not be in effect (any such optional period when the Borrowing Base is not in effect being the “Additional Covenant Period”).

(iii) To elect to convert to an Additional Covenant Period from a BB Period, the Borrower must provide written notice of such election to the Administrative Agent and the Lenders at least 30 days prior to the effective date of such election. Once the Borrower has elected to commence an Additional Covenant Period, such Additional Covenant Period shall remain in effect until the earliest of (A) a BB Period is elected by the Borrower pursuant to clause (iv) below and such Borrowing Base is made effective pursuant to Section 2.02(b), (B) a BB Period is in effect pursuant to clause (a)(i) or (a)(ii) above, and (C) the automatic conversion into a BB Period as provided in the last sentence of clause (a)(iv) below. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, the Borrower may not elect to convert to an Additional Covenant Period from a BB Period without the prior written consent of all the Lenders.

(iv) To elect to convert to a BB Period from an Additional Covenant Period, the Borrower must provide written notice of such election and the effective date of such election to the Administrative Agent and the Lenders within 5 days after the Borrower is notified of the redetermined Borrowing Base and Present Value pursuant to Section 2.02(b)(i) and (ii). If the Borrower makes such election, then a BB Period shall be in effect from the effective date of such election until the Borrower elects to commence an Additional Covenant Period pursuant to clause (iii) above. Further, if at any time during an Additional Covenant Period the Borrower would be in breach of Section 6.19 as a result of a redetermination of the Present Value, the Borrower shall be deemed to have elected to convert immediately from an Additional Covenant Period to a BB Period, and no Default or Event of Default shall be deemed to have occurred or arisen hereunder solely by virtue of the Borrower’s failure to be in compliance with Section 6.19.

(b) Semi-Annual Redetermination of Borrowing Base.

(i) The Borrower shall deliver to the Administrative Agent and each of the Lenders on or before each March 31 st (or April 30th in the event the Borrower is not then a public company required to file reports with the SEC) beginning March 31, 2011 (or April 30, 2011, if applicable), an Independent Engineering Report dated effective as of the immediately preceding December 31, and such other information as may be reasonably requested by any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. Upon receipt of such information, the Administrative Agent shall, in the normal course of business (but in any event within 45 days after receipt of such information), make a determination of the Borrowing Base, which shall become effective upon approval by the Super-Majority Lenders (or all of the Lenders if the Borrowing Base is to be increased) and subsequent written notification from the Administrative Agent to the Borrower, and which, subject to the other provisions of this Agreement, shall be the basis on which the Borrowing Base shall thereafter be calculated until the effective date of the next redetermination of the Borrowing Base as set forth in this Section 2.02.

(ii) The Borrower shall deliver to the Administrative Agent and each Lender on or before each September 30th (or October 31st in the event the Borrower is not then a public company required to file reports with the SEC), beginning September 30, 2010 (or October 31, 2010, if applicable) an Internal Engineering Report dated effective as of the immediately preceding June 30 and such other information as may be reasonably requested by the Administrative Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. Upon receipt of such information, the Administrative Agent shall, in the normal course of business (but in any event with 45 days after receipt of such information), make a determination of the Borrowing Base, which shall become effective upon approval by the Super-Majority Lenders (or all of the Lenders if the Borrowing Base is to be increased) and subsequent written notification from the Administrative Agent to the Borrower, and which, subject to the other provisions of this Agreement, shall be the basis on which the Borrowing Base shall thereafter be calculated until the effective date of the next redetermination of the Borrowing Base as set forth in this Section 2.02.

(iii) In the event that the Borrower does not furnish to the Administrative Agent and the Lenders the Independent Engineering Report, Internal Engineering Report or other information specified in clauses (i) and (ii) above by the date specified therein, the Administrative Agent and the Lenders may nonetheless redetermine the Borrowing Base from time-to-time thereafter in their sole discretion until the Administrative Agent and the Lenders receive the relevant Independent Engineering Report, Internal Engineering Report, or other information, as applicable, whereupon the Administrative Agent and the Lenders shall redetermine the Borrowing Base as otherwise specified in this Section 2.02.

(iv) Each delivery of an Engineering Report by the Borrower to the Administrative Agent and the Lenders shall constitute a representation and warranty by the Borrower to the Administrative Agent and the Lenders that (A) the Borrower and its Subsidiaries, as applicable, own the Oil and Gas Properties specified therein free and clear of any Liens (except Permitted Liens) with at least 85% (by value) (or in the case of the Engineering Report delivered prior to the date hereof, at least 70% by value) of the Proven Reserves covered therein subject to an Acceptable Security Interest, (B) on and as of the date of such Engineering Report each Oil and Gas Property described as “proved developed” therein was developed for oil and gas, and the wells pertaining to such Oil and Gas Properties that are described therein as producing wells (“Wells”), were each producing oil and gas in paying quantities, except for Wells that were utilized as water or gas injection wells or as water disposal wells, (C) the descriptions of quantum and nature of the record title interests of the Borrower and its Subsidiaries, as applicable, set forth in such Engineering Report include the entire record title interests of the Borrower and its Subsidiaries in such Oil and Gas Properties, are complete and accurate in all respects, and take into account all Permitted Liens, including interests required to be assigned or transferred pursuant to a JDA, (D) there are no “back-in” or “reversionary” interests held by third parties which could reduce the interests of the Borrower or any of its Subsidiaries in such Oil and Gas Properties except as set forth in Engineering Report, (E) no operating or other agreement to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is bound affecting any part of such Oil and Gas Properties requires the Borrower or any of its Subsidiaries to bear any of the costs relating to such Oil and Gas Properties greater than the record title interest of the Borrower or any of its Subsidiaries in such portion of the such Oil and Gas Properties as set forth in such Engineering Report, except in the event the Borrower or any of its Subsidiaries is obligated under an operating agreement to assume a portion of a defaulting party’s share of costs, and (F) the Borrower’s and the Subsidiaries’ ownership of the Hydrocarbons and the undivided interests in the Oil and Gas Properties as specified in such Engineering Report (i) will, after giving full effect to all Permitted Liens afford the Borrower or the applicable Subsidiary not less than those net interests (expressed as a fraction, percentage or decimal) in the production from or which is allocated to such Hydrocarbons specified as net revenue interest in such Engineering Report and (ii) will cause the Borrower or the applicable Subsidiary to bear not more than that portion (expressed as a fraction, percentage or decimal), specified as working interest in such Engineering Report, of the costs of drilling, developing and operating the wells identified in such Engineering Report or identified in the exhibits to the Mortgages encumbering such Oil and Gas Properties.

(c) Interim Redetermination of Borrowing Base. At all times during a BB Period, in addition to the Borrowing Base redeterminations provided for in Section 2.02(b), the Administrative Agent and the Lenders may, either in their sole discretion or at the request of the Borrower and based on such information as the Administrative Agent and the Lenders deem relevant (but in accordance with Section 2.02(e)), make additional redeterminations of the Borrowing Base during any six-month period between scheduled redeterminations; provided that, neither the Administrative Agent and the Lenders nor the Borrower shall be permitted to request more than one such unscheduled redetermination during any six-month period between scheduled redeterminations, unless the redetermination is requested in connection with or as a result of an Acquisition or the acquisition of Oil and Gas Properties having a value in excess of 5% of the Present Value then in effect. Additionally, the Administrative Agent and the Lenders may request an additional redetermination in connection with any sale or proposed sale of Oil and Gas Properties of the Borrower or any of its Subsidiaries, which together with all such sales made since the most recent redetermination of the Borrowing Base, have a market value of equal to or greater than 5% of the Present Value then in effect to the extent any such sale is otherwise permitted by this Agreement. The party requesting the redetermination shall give the other party at least 10 days’ prior written notice that a redetermination of the Borrowing Base pursuant to this paragraph (c) is to be performed; provided that, no such prior written notice shall be required for any redetermination made by the Lenders during the existence of an Event of Default. In connection with any redetermination of the Borrowing Base under this Section 2.02(c), the Borrower shall provide the Administrative Agent and the Lenders with such information regarding the Borrower and its Subsidiaries’ business (including its Oil and Gas Properties, the Proven Reserves, and production relating thereto) as the Administrative Agent or any Lender may request, including an updated Independent Engineering Report. Upon receipt of such information, the Administrative Agent shall, in the normal course of business (but in any event within 45 days after receipt of such information), make a determination of the Borrowing Base, which shall become effective upon approval by the Super-Majority Lenders (or all of the Lenders if the Borrowing Base is to be increased). The Administrative Agent shall promptly notify the Borrower in writing of each redetermination of the Borrowing Base pursuant to this Section 2.02(c) and the amount of the Borrowing Base as so redetermined.

(d) Calculation of Present Value. Concurrent with each semi-annual redetermination of the Borrowing Base pursuant to Section 2.02(b)(i) and Section 2.02(b)(ii) above and each redetermination of the Borrowing Base pursuant to Section 2.02(c) above, the Administrative Agent shall make a redetermination of the Present Value. The Administrative Agent shall give notice of such Present Value and the effective date of such redetermination, together with the relevant pricing assumptions used by the Administrative Agent in making such redetermination, to the Lenders and to the Borrower concurrently with the notice of the redetermined Borrowing Base pursuant to Section 2.02(b)(i) or Section 2.02(b)(ii).

(e) Standards for Redetermination. Each redetermination of the Borrowing Base and the Present Value by the Administrative Agent and, if applicable, the Lenders pursuant to this Section 2.02 shall be made (i) in the sole discretion of the Administrative Agent and, if applicable, the Lenders (but in accordance with the other provisions of this Section 2.02(e)), (ii) in accordance with the Administrative Agent’s and the Lenders’ customary internal standards and practices for valuing and redetermining the value of Oil and Gas Properties in connection with reserve based oil and gas loan transactions, (iii) in conjunction with the most recent Independent Engineering Report or Internal Engineering Report, as applicable, or other information received by the Administrative Agent and the Lenders relating to the Proven Reserves of the Borrower and its Subsidiaries, and (iv) based upon the estimated value of the

Proven Reserves owned by the Borrower and its Subsidiaries as determined by the Administrative Agent and the Lenders and which are subject to an Acceptable Security Interest to the extent required under this Agreement. In valuing and redetermining the Borrowing Base, the Administrative Agent and the Lenders may also consider the business, financial condition, and Debt obligations of the Borrower and its Subsidiaries and such other factors as the Administrative Agent and the Lenders customarily deem appropriate. In that regard, the Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is essential for the adequate protection of the Administrative Agent and the Lenders. Furthermore, the Borrower acknowledges that the Borrowing Base redetermination is also subject to the Administrative Agent receiving, at its request, evidence of the Borrower’s compliance with Sections 5.09, 5.10 and 5.11. At all times after the Administrative Agent has given the Borrower notification of a redetermination of the Borrowing Base or Present Value under this Section 2.02, (A) the Borrowing Base shall be equal to the redetermined amount (or such lesser amount designated by the Borrower and disclosed in writing to the Administrative Agent and the Lenders within 5 days after receiving notification of the redetermined Borrowing Base from the Administrative Agent; provided that the Borrower shall not request that the Borrowing Base be reduced to a level that would result in a Borrowing Base Deficiency unless concurrently with such reduction, such Borrowing Base Deficiency is eliminated) until the Borrowing Base is subsequently redetermined in accordance with this Section 2.02, and (B) the Present Value shall be equal to the redetermined amount until it is subsequently predetermined in accordance with this Section 2.02.

(f) Release of Oil and Gas Properties as Collateral. At the sole cost of the Borrower, all of the Collateral consisting of the Oil and Gas Properties (but excluding cash collateral to the extent applicable) shall be released by the Administrative Agent promptly following the written request of the Borrower made to the Administrative Agent so long as all of the following conditions are satisfied on the date of such actual release (the date of the actual release being the “Release Date”): (i) the ratings of the Index Debt shall be maintained by S&P at BBB- or better and the ratings of the Index Debt shall be maintained by Moody’s at Baa3 or better (or, if a rating for the Index Debt shall be maintained by only one of S&P and Moody’s (other than as a result of action taken or omitted to be taken by the Borrower), the rating for the Index Debt is equal to or greater than the applicable rating specified in this clause (i)); (ii) all Liens securing any Hedge Contract (other than Hedge Contracts with Swap Counterparties which are secured by the Collateral) and encumbering any Oil and Gas Properties of any Obligor shall have been released, and all covenants and agreements relating to any Hedge Contracts that require or could require Liens to secure obligations thereunder have been released and discharged; and (iii) no Default or Event of Default shall have occurred and be continuing. For the avoidance of doubt, the Borrower may not make any such request for release if a BB Period is in effect. Notwithstanding the foregoing, if a Reinstatement Date occurs, the Borrower and its Subsidiaries shall cause the Administrative Agent to have an Acceptable Security Interest in Oil and Gas Properties of the Borrower and its Subsidiaries representing 85% of the present value of such Oil and Gas Properties as determined by the most recently delivered Engineering Report.

Section 2.03 Method of Borrowing.

(a) Notice. Each Revolving Borrowing shall be made pursuant to a Notice of Borrowing given by telecopier, specifying the information required therein (or by telephone notice promptly confirmed in writing by a Notice of Borrowing given by telecopier), given not later than 12:00 noon (Dallas, Texas time) / 10:00 a.m. (Los Angeles, California time) (i) on the third Business Day before the date of the proposed Borrowing, in the case of a Revolving Borrowing comprised of Eurodollar Rate Advances or (ii) on the Business Day of the proposed Revolving Borrowing, in the case of a Revolving Borrowing comprised of Reference Rate Advances, by the Borrower to the Administrative Agent, which shall in turn give to each Lender prompt notice of such proposed Revolving Borrowing by telecopier. In the case of a proposed Revolving Borrowing comprised of Eurodollar Rate Advances, the Administrative

Agent shall promptly notify each applicable Lender of the applicable interest rate under Section 2.09(b). Each applicable Lender shall, before 2:00 p.m. (Dallas, Texas time) / 12:00 noon (Los Angeles, California time) on the date of such Revolving Borrowing, make available for the account of its Lending Office to the Administrative Agent at its address referred to in Section 9.02, or such other location as the Administrative Agent may specify by notice to the applicable Lenders, in same day funds, in the case of a Borrowing, such Lender’s Pro Rata Share of such Revolving Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent shall make such funds available to the Borrower at its account with the Administrative Agent.

(b) Conversions and Continuations. The Borrower may elect to Convert or continue any Revolving Borrowing under this Section 2.03(b) by delivering an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent’s office no later than 12:00 noon (Dallas, Texas time) / 10:00 a.m. (Los Angeles, California time) (i) on the date which is at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to or a continuation of a Revolving Borrowing comprised of Eurodollar Rate Advances and (ii) on the Business Day of the proposed Conversion, in the case of a Conversion to a Revolving Borrowing comprised of Reference Rate Advances. Each such Notice of Conversion or Continuation shall be in writing or by telecopier confirmed immediately in writing specifying the information required therein. Promptly after receipt of a Notice of Conversion or Continuation under this Section, the Administrative Agent shall provide each applicable Lender with a copy thereof and, in the case of a Conversion to or a continuation of a Revolving Borrowing comprised of Eurodollar Rate Advances, notify each applicable Lender of the applicable interest rate under Section 2.09(b).

(c) Certain Limitations. Notwithstanding anything to the contrary contained in paragraphs (a) and (b) above:

(i) at no time shall there be more than twelve Interest Periods applicable to outstanding Eurodollar Rate Advances and the Borrower may not select Eurodollar Rate Advances for any Borrowing at any time that an Event of Default has occurred and is continuing;

(ii) if any Lender shall, at least one Business Day before the date of any requested Borrowing, Conversion, or continuation, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Lending Office for Eurodollar Rate Advances to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, the right of the Borrower to select Eurodollar Rate Advances from such Lender shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and the Advance made by such Lender in respect of such Borrowing, Conversion, or continuation shall be a Reference Rate Advance;

(iii) if the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Reference Rate Advance;

(iv) if the Required Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Reference Rate Advance; and

(v) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and paragraph (b) of this Section 2.03, the Administrative Agent shall forthwith so notify the Borrower and the applicable Lenders and such Advances shall be made available to the Borrower on the date of such Borrowing as Reference Rate Advances or, if an existing Borrowing, Convert into Reference Rate Advances.

(d) Notices Irrevocable. Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower. In the case of any Borrowing for which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall, and does hereby, indemnify each Lender against any loss, out-of-pocket cost, or expense incurred by such Lender as a result of any failure by the Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III including any loss, cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e) Funding by Lenders; Administrative Agent’s Reliance. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Advances, or prior to 2:00 p.m. (Dallas, Texas time) / 12:00 noon (Los Angeles, California time on the date of any Borrowing of Reference Advances, that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available in accordance with and at the time required in Section 2.03(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then such applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in same day funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the requested Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Advance included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (e) shall be conclusive, absent manifest error.

(f) Lender Obligations Several. The failure of any Lender to make the Revolving Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Revolving Advance on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Revolving Advance to be made by such other Lender on the date of any Borrowing.

Section 2.04 Commitments.

(a) Unused Commitments. The Borrower shall have the right, upon at least three Business Days’ irrevocable notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Commitments taking into account the aggregate outstanding Revolving Advances , aggregate outstanding Swing Line Advances and the aggregate Letter of Credit Exposure; provided that, each partial reduction shall be in the aggregate amount of $2,500,000 or in integral multiples of $2,500,000 in excess thereof. Any reduction and termination of the Commitments pursuant to this Section 2.04(a) shall be applied ratably to each Lender’s Commitment and shall be permanent, with no obligation of the Lenders to reinstate such Commitments subject however to Borrower’s right to subsequently request increases in the aggregate Commitments in accordance with Section 2.04(b).

(b) Increases.

(i) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the aggregate Commitments; provided that (i) any such request for an increase shall be in a minimum amount of $2,500,000, and (ii) the aggregate Commitments, after giving effect to each such increase, shall not exceed the lesser of (A) the Maximum Note Amount and (B) the Borrowing Base in effect at such time. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(i) Lender Elections to Increase. Each Lender shall notify the Administrative Agent in writing within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(ii) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the Issuing Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(iii) Effective Date and Allocations. If the aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(iv) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article IV and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.04(b), the representations and warranties contained in Section 4.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.06, and (B) no Default exists. The Borrower shall prepay any Advances outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 2.12) to the extent necessary to keep the outstanding Advances ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments under this Section.

(v) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.11 or 9.01 to the contrary.

(c) Defaulting Lender. In the event of a Defaulting Lender, the Borrower, at the Borrower’s election may elect to terminate such Defaulting Lender’s Commitment hereunder; provided that (i) such termination must be of the Defaulting Lender’s entire Commitment, (ii) subject to the set-off rights set forth in the immediately following sentence, the Borrower shall pay all amounts owed by the Borrower to such Defaulting Lender under this Agreement and under the other Loan Documents (including principal of and interest on the Advances owed to such Defaulting Lender, accrued commitment fees, and letter of credit fees but specifically excluding any amounts owing under Section 2.12 as result of such payment of Advances) and shall deposit with the Administrative Agent into the Cash Collateral Account cash collateral in the amount required pursuant to Section 2.18(c) in respect of the unallocated portion of such Defaulting Lender’s ratable share of the Letter of Credit Exposure; (iii) a Defaulting Lender’s Commitment may be terminated by the Borrower under this Section 2.04(c) if and only if at such time, the Borrower has elected, or is then electing, to terminate the Commitments of all then existing Defaulting Lenders. With respect to the amounts described in clause (ii) above which would be payable by the Borrower to the Defaulting Lender (but not including any deposits that the Borrower is required to make with respect to the Letter of Credit Exposure), the Borrower may set-off and apply any Hedge Termination Amount then owing and due and payable to the Defaulting Lender under any Hedge Contract that has been terminated to the extent such set-off is permitted under such Hedge Contract. Upon written notice to the Defaulting Lender and Administrative Agent of the Borrower’s election to terminate a Defaulting Lender’s Commitment pursuant to this Section 2.04(c) and the payment and deposit of amounts required to be made by the Borrower under clause (ii) above, (A) such Defaulting Lender shall cease to be a “Lender” hereunder for all purposes except that such Lender’s rights and obligations under Sections 2.13, 2.14, 8.07, and 9.03(b) shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Lender” hereunder, (B) such Defaulting Lender’s Commitment shall be deemed terminated, and (C) such Defaulting Lender shall be relieved of its obligations hereunder except as to its obligations under Section 8.07 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Lender” hereunder; provided that, any such termination will not be deemed to be a waiver or release of any claim by Borrower, the Administrative Agent, the Issuing Lender, the Swing Line Lender or any other Lender may have against such Defaulting Lender. Any reduction and termination of the Commitments pursuant to this Section 2.04(c) shall be permanent, with no obligation of the Lenders to reinstate such Commitments.

Section 2.05 Prepayment of Advances.

(a) Optional. The Borrower may prepay the Advances, after giving by 12:00 noon (Dallas, Texas time) / 10:00 a.m. (Los Angeles, California time): (i) in the case of Eurodollar Rate Advances, at least three Business Days’ or (ii) in the case of Reference Rate Advances, same Business Day’s, irrevocable prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay the Advances in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date; provided, however, that each partial prepayment with respect to: (A) any amounts prepaid in respect of Eurodollar Rate Advances shall be applied to Eurodollar Rate Advances comprising part of the same Borrowing; (B) any prepayments of Revolving Advances shall be made in minimum amounts of $5,000,000 and in integral multiples of $2,500,000 in excess thereof; and (C) each optional prepayment of Swing Line Advances shall be in a minimum amount of $250,000 and in integral multiples of $50,000 in excess thereof. Full prepayments of any Borrowing are permitted without restriction of amounts.

(b) Mandatory. If a BB Period is not in effect for any reason and the aggregate outstanding amount of the Revolving Advances plus the aggregate outstanding amount of the Swing Line Advances plus the Letter of Credit Exposure ever exceeds the aggregate Commitments, the Borrower shall after receipt of written notice from the Administrative Agent regarding such deficiency, first repay Swing Line Advances, second repay Revolving Advances, and third, if all Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, such that such deficiency is cured within ten days from receipt of such notice.

(c) Borrowing Base Deficiency. If a BB Period is in effect and a Borrowing Base Deficiency exists, the Borrower shall, after receipt written notice from the Administrative Agent regarding such deficiency, deliver to the Administrative Agent within ten days of receipt of such notice from the Administrative Agent, a written response indicating which of the following actions (or combination thereof) the Borrower intends to take to remedy such Borrowing Base Deficiency (and the failure of the Borrower to deliver such election notice or the Borrower to perform the action chosen to remedy such deficiency shall constitute an Event of Default):

(i) prepay first to the Swing Line Lender, the outstanding principal amount of the Swing Line Advances and the prepay second to the Lenders, on a pro rata basis, the outstanding principal amount of the Revolving Advances, in any event, to the extent of the deficiency set forth in such notice or, if all Advances have been repaid in full, make deposits into the Cash Collateral Account to cause the amount held in such account to equal the Letter of Credit Exposure, such that the deficiency is cured within 30 days after the date such deficiency notice is received by the Borrower Representative from the Administrative Agent;

(ii) pledge as Collateral for the Obligations additional Oil and Gas Properties acceptable to the Administrative Agent and the Super-Majority Lenders such that the deficiency is cured within 30 days after the date such deficiency notice is received by the Borrower from the Administrative Agent;

(iii) (A) deliver, within 10 days after the date such deficiency notice is received by the Borrower from the Administrative Agent, written notice to the Administrative Agent indicating the Borrower’s election to repay the Advances and, if applicable, make deposits into the Cash Collateral Account to provide cash collateral for the Letters of Credit, each in five monthly installments equal to one-fifth of such Borrowing Base Deficiency with the first such installment due 30 days after the date such deficiency notice is received by the Borrower from the Administrative Agent and each following installment due 30 days after the preceding installment and (B) to make such payments and deposits within such time period; or

(iv) (A) deliver within 10 days after the date such deficiency notice is received by the Borrower to the Administrative Agent written notice to the Administrative Agent indicating the Borrower’s election to combine the options provided in clauses (ii) and (iii) above, and also indicating the amount to be prepaid in installments and the amount to be provided as additional Collateral, and (2) make such five equal consecutive monthly installments and deliver such additional Collateral within the time required under clause (ii) and clause (iii) above.

The failure of the Borrower to deliver an election notice pursuant to the terms of this clause (c) shall be deemed to be an election by the Borrower of the option set forth in clause (iii) above.

(d) Reduction of Commitments. On the date of each reduction of the aggregate Commitments pursuant to Section 2.04, the Borrower agrees to make a prepayment in respect of the outstanding amount of the Advances to the extent, if any, that the aggregate unpaid principal amount of all Advances plus the Letter of Credit Exposure exceeds the lesser of (i) the aggregate Commitments, as so reduced, and (ii) if the Borrowing Base is in effect at such time, the Borrowing Base.

(e) Illegality. If any Lender shall notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Lender or its Lending Office for Eurodollar Rate Advances to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Lender then outstanding hereunder, (i) the Borrower shall, no later than 12:00 noon (Dallas, Texas time) / 10:00 a.m. (Los Angeles, California time) (A) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance made by such Lender or (B) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Rate Advances made by such Lender then outstanding, (ii) such Lender shall simultaneously make a Reference Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid to such Lender, and (iii) the right of the Borrower to select Eurodollar Rate Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist.

(f) Interest and Costs; No Additional Right; Ratable Prepayment. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.05, and all notices given pursuant to this Section 2.05 shall be irrevocable and binding upon the Borrower. Each payment of any Advance pursuant to this Section 2.05 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part other than Advances owing to a Defaulting Lender as provided in Section 2.17. Each prepayment pursuant to this Section 2.05 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date. Each prepayment under Section 2.05(b) or (c) shall be applied to the Advances as determined by the Administrative Agent and agreed to by the Lenders in their sole discretion.

Section 2.06 Repayment of Advances.

(a) Revolving Advances. The Borrower shall repay to the Administrative Agent for the ratable benefit of the Lenders the outstanding principal amount of each Revolving Advance, together with any accrued interest thereon, on the Maturity Date or such earlier date pursuant to Section 7.02 or Section 7.03.

(b) Swing Line Advances. The Borrower shall repay to the Swing Line Lender the outstanding principal amount of each Swing Line Advance, together with any accrued interest thereon, on each Swing Line Payment Date (which shall include repayment with a Revolving Borrowing in accordance with Section 2.16(c)(i)) or such earlier date pursuant to Section 7.02 or Section 7.03.

Section 2.07 Letters of Credit.

(a) Commitment. From time to time from the Effective Date until 30 days prior to the Commitment Termination Date, at the request of the Borrower, the Issuing Lender shall, on the terms and conditions hereinafter set forth, issue, increase, or extend the Expiration Date of, Letters of Credit for the account of any Obligor on any Business Day. No Letter of Credit will be issued, increased, or extended:

(i) if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) $100,000,000 and (B) the lesser of (1) the aggregate Commitments at such time and (2) the Borrowing Base in effect at such time (if any) minus, in each case under this clause (B), the sum of the aggregate outstanding principal amount of all Advances at such time;

(ii) if such issuance, increase, or extension would cause the Letter of Credit Exposure related to Letters of Credit issued, or deemed to be issued hereunder, that are automatically renewed annually pursuant to the terms thereof, to exceed the lesser of (A) $37,500,000 and (B) the lesser of (1) the aggregate Commitments at such time and (2) the Borrowing Base in effect at such time (if any) minus, in each case under this clause (B), the sum of the aggregate outstanding principal amount of all Advances at such time;

(iii) if such Letter of Credit has an Expiration Date later than the earlier of (A) eighteen months after the date of issuance thereof (or, if extendable beyond such period, unless such Letter of Credit is cancelable upon at least 30 days’ notice given by the Issuing Lender to the beneficiary of such Letter of Credit) and (B) 20 days prior to the Maturity Date;

(iv) unless such Letter of Credit Documents are in form and substance reasonably acceptable to the Issuing Lender in its sole discretion;

(v) unless such Letter of Credit is (a) a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person, or (b) with the consent of the Issuing Lender and so long as the Borrower as agreed to such additional fees which may apply, a commercial letter of credit;

(vi) unless the Borrower has delivered to the Issuing Lender a completed and executed Letter of Credit Application; provided that, if the terms of any such Letter of Credit Application conflicts with the terms of this Agreement, the terms of this Agreement shall control;

(vii) unless such Letter of Credit is governed by (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender;

(viii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Legal Requirement applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the date hereof and which the Issuing Lender in good faith deems material to it;

(ix) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally;

(x) if Letter of Credit is to be denominated in a currency other than Dollars; or

(xi) a default of any Lender’s obligations to fund under Section 2.07(d) exists or any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Lender’s risk with respect to such Lender.

(b) Participations. Upon (A) the date of the issuance or increase of a Letter of Credit, and (B) the date hereof as to the deemed issuance of the Existing Letters of Credit under Section 2.07(i), the Issuing Lender shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from the Issuing Lender a participation in the related Letter of Credit Obligations equal to such Lender’s Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Issuing Lender shall promptly notify each such participant Lender by telephone, or telecopy of each Letter of Credit issued, increased, or extended or converted and the actual dollar amount of such Lender’s participation in such Letter of Credit.

(c) Issuing. Each Letter of Credit shall be issued, increased, or extended pursuant to a Letter of Credit Application (or by telephone notice promptly confirmed in writing by a Letter of Credit Application), given not later than 12:00 noon (Dallas, Texas time) / 10:00 a.m. (Los Angeles, California time) on the fifth Business Day before the date of the proposed issuance, increase, or extension of the Letter of Credit, and the Issuing Lender shall give to each other Lender prompt notice thereof by telephone, or telecopy. Each Letter of Credit Application shall be delivered by facsimile or by mail specifying the information required therein; provided, that, if such Letter of Credit Application is delivered by facsimile, the Borrower shall follow such facsimile with an original by mail. After the Issuing Lender’s receipt of such Letter of Credit Application (by facsimile or by mail) and upon fulfillment of the applicable conditions set forth in Article III, the Issuing Lender shall issue, increase, or extend such Letter of Credit for the account of the applicable Obligor. Each Letter of Credit Application shall be irrevocable and binding on the Borrower.

(d) Reimbursement.

(i) The Borrower hereby agrees to pay on demand to the Issuing Lender (A) an amount equal to any amount paid by the Issuing Lender under any Letter of Credit, and (B) interest at a rate per annum equal to the rate applicable to Reference Rate Advances on such amount paid by the Issuing Lender under such Letter of Credit for each day from the date such amount is paid by the Issuing Lender until such amount is reimbursed by the Borrower or paid pursuant to a deemed Advance as provided below in this clause (i). In the event the Issuing Lender makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower upon demand, the Issuing Lender shall give the Administrative Agent notice of the Borrower’s failure to make such reimbursement and the Administrative Agent shall promptly notify each Lender of the amount necessary to reimburse the Issuing Lender. Upon such notice from the Administrative Agent, each Lender shall promptly reimburse the Issuing Lender for such Lender’s Pro Rata Share of such amount, and such reimbursement shall be deemed for all purposes of this Agreement to be a Revolving Advance to the Borrower transferred at the Borrower’s request to the Issuing Lender. If such reimbursement is not made by any Lender to the Issuing Lender on the same day on which the Administrative Agent notifies such Lender to make reimbursement to the Issuing Lender hereunder, such Lender shall pay interest on its Pro Rata Share thereof to the Issuing Lender at a rate per annum equal to the Overnight Rate. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Administrative Agent and the Lenders to record and otherwise treat such reimbursements to the Issuing Lender as Reference Rate Advances under a Revolving Borrowing made hereunder at the request of the Borrower to reimburse the Issuing Lender which have been transferred to the Issuing Lender at the Borrower’s request.

(ii) Each Lender’s obligation to make Revolving Advances or to purchase and fund risk participations in Letters of Credit pursuant to this Section 2.07(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (a) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, the Borrower, or any other Person for any reason whatsoever, (b) the occurrence or continuance of a Default, or (c) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to pay the Reimbursement Obligations together with interest as provided herein. Nothing herein is intended to release the Borrower’s obligations under any Letter of Credit Application, but only to provide an additional method of payment therefor. The making of any Revolving Borrowing under this Section 2.07(d) shall not constitute a cure or waiver of any Default or Event of Default caused by a Borrower’s failure to comply with the provisions of this Agreement or the Letter of Credit Application other than the payment Default or Event of Default which is satisfied by the application of the amounts deemed advanced hereunder and which is deemed not to have occurred upon application of such amounts.

(e) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit Documents;

(ii) any amendment or waiver of, or any consent to or departure from, any Letter of Credit Documents;

(iii) the existence of any claim, set-off, defense, or other right which the Borrower may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents, or any unrelated transaction;

(iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit or the Borrower’s rights under Section 2.07(f).

(f) Liability of Issuing Lender. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Lender nor any of its Related Parties shall be liable or responsible for:

(i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii) the validity, sufficiency, or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent, or forged;

(iii) payment by the Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING THE ISSUING LENDER’S OWN NEGLIGENCE),

except that the Borrower shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which a court determines in a final, non-appealable judgment were caused by the Issuing Lender’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(g) Cash Collateral Account.

(i) If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to the terms herein, then the Borrower and the Issuing Lender shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Issuing Lender’s standard form assignment of deposit accounts, that the Issuing Lender requests in connection therewith to establish such Cash Collateral Account and grant the Issuing Lender a first priority security interest in such accounts and the funds therein. The Borrower hereby pledges to the Issuing Lender and grants the Issuing Lender a security interest in the Cash Collateral Account, whenever established, all funds held in such accounts from time to time, and all proceeds thereof as security for the payment of the Obligations.

(ii) So long as no Default or Event of Default exists, (A) the Issuing Lender may apply the funds held in the Cash Collateral Account only to the reimbursement of any Letter of Credit Obligations, and (B) the Issuing Lender shall release to the Borrower at the Borrower’s written request any funds held in the Cash Collateral Account in an amount up to but not exceeding the excess, if any (immediately prior to the release of any such funds), of the total amount of funds held in the Cash Collateral Account over the Letter of Credit Exposure. During the existence of any Default, the Issuing Lender may apply any funds held in the Cash Collateral Account to the Obligations in any order determined by the Issuing Lender, regardless of any Letter of Credit Exposure that may remain outstanding. The Issuing Lender may in its sole discretion at any time release to the Borrower any funds held in the Cash Collateral Account.

(iii) The Issuing Lender shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Issuing Lender accords its own Property, it being understood that the Issuing Lender shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(h) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit issued hereunder by the Issuing Lender. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(i) Existing Letters of Credit. The Issuing Lender, the Lenders and the Borrower agree that effective as of the Effective Date, the Existing Letters of Credit shall be deemed to have been issued and maintained under, and to be governed by the terms and conditions of, this Agreement.

(j) Defaulting Lender. If, at any time, a Defaulting Lender exists hereunder, then, at the request of the Issuing Lender subject to Section 2.17(c), the Borrower shall deposit funds with Administrative Agent into the Cash Collateral Account an amount equal to such Defaulting Lender’s Pro Rata Share of the Letter of Credit Exposure.

Section 2.08 Fees.

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender having a Commitment, a commitment fee at a per annum rate equal to the Applicable Margin on the daily Availability of such Lender from the date of this Agreement until the Commitment Termination Date; provided that, no Commitment Fee shall accrue on the Commitment of a Defaulting Lender during the period such Lender remains a Defaulting Lender. The commitment fees shall be due and payable quarterly in arrears on the last day of each March, June, September, and December commencing on September 30, 2010, and continuing thereafter through and including the Commitment Termination Date. For purposes of this Section 2.08(a), amounts advanced under the Swing Line Note shall not be considered in calculating Availability.

(b) Letter of Credit Fees.

(i) Subject to Sections 2.18(c)(iii) and (iv), the Borrower agrees to pay (A) to the Administrative Agent for the pro rata benefit of the Lenders a per annum letter of credit fee for each Letter of Credit issued hereunder in an amount equal to the greater of (1) the Applicable Margin on the face amount of such Letter of Credit for the period such Letter of Credit is outstanding and (2) $500.00 and (B) to the Issuing Lender, a fronting fee on each Letter of Credit equal to such rates as agreed to between the Issuing Lender and the Borrower under the Fee Letter. Each such fee shall be computed on a quarterly basis in arrears and be due and payable on the last day of each March, June, September, and December commencing September 30, 2010.

(ii) The Borrower also agrees to pay to the Issuing Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Letters of Credit.

(c) Upfront Fees; Other Fees. The Borrower agrees to pay to the Administrative Agent the fees described in Fee Letter.

Section 2.09 Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a) Reference Rate Advances. If such Revolving Advance is a Reference Rate Advance, a rate per annum equal at all times to the Adjusted Reference Rate in effect from time to time plus the Applicable Margin in effect from time to time, payable quarterly in arrears on the last day of each March, June, September, and December and on the date such Reference Rate Advance shall be paid in full.

(b) Eurodollar Rate Advances. If such Revolving Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Revolving Advance to the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time, payable on the last day of such Interest Period, and in the case of six-month Interest Periods, on the day which occurs during such Interest Period three months from the first day of such Interest Period. A Swing Line Advance may not be a Eurodollar Rate Advance.

(c) Swing Line Advances. Swing Line Advances shall bear interest at the Adjusted Reference Rate in effect from time to time plus the Applicable Margin in effect from time to time for Reference Rate Advances, or such other per annum rate to be agreed to between the Borrower and the Swing Line Lender, in any event, payable in arrears on each Swing Line Payment Date.

(d) Usury Recapture.

(i) If, with respect to any Lender, the effective rate of interest contracted for under the Loan Documents, including the stated rates of interest and fees contracted for hereunder and any other amounts contracted for under the Loan Documents which are deemed to be interest, at any time exceeds the Maximum Rate, then the outstanding principal amount of the loans made by such Lender hereunder shall bear interest at a rate which would make the effective rate of interest for such Lender under the Loan Documents equal the Maximum Rate until the difference between the amounts which would have been due at the stated rates and the amounts which were due at the Maximum Rate (the “Lost Interest”) has been recaptured by such Lender.

(ii) If, when the loans made hereunder are repaid in full, the Lost Interest has not been fully recaptured by such Lender pursuant to the preceding paragraph, then, to the extent permitted by law, for the loans made hereunder by such Lender the interest rates charged under Section 2.09 hereunder shall be retroactively increased such that the effective rate of interest under the Loan Documents was at the Maximum Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, the Borrower shall pay to such Lender the amount of the Lost Interest remaining to be recaptured by such Lender.

(iii) NOTWITHSTANDING THE FOREGOING OR ANY OTHER TERM IN THIS AGREEMENT AND THE LOAN DOCUMENTS TO THE CONTRARY, IT IS THE INTENTION OF EACH LENDER AND THE BORROWER TO CONFORM STRICTLY TO ANY APPLICABLE USURY LAWS. ACCORDINGLY, IF ANY LENDER CONTRACTS FOR, CHARGES, OR RECEIVES ANY CONSIDERATION WHICH CONSTITUTES INTEREST IN EXCESS OF THE MAXIMUM RATE, THEN ANY SUCH EXCESS SHALL BE CANCELED AUTOMATICALLY AND, IF PREVIOUSLY PAID, SHALL AT SUCH LENDER’S OPTION BE APPLIED TO THE OUTSTANDING AMOUNT OF THE ADVANCES MADE HEREUNDER BY SUCH LENDER OR BE REFUNDED TO THE BORROWER.

Section 2.10 Payments and Computations.

(a) Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than 12:00 noon (Dallas, Texas time) / 10:00 a.m. (Los Angeles, California time) on the day when due in Dollars to the Administrative Agent at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds without deduction, setoff, or counterclaim of any kind. The Administrative Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, the Issuing Lender, the Swing Line Lender or a specific Lender pursuant to Section 2.08(c), 2.09(c), 2.12, 2.13, 2.14, 2.16, 8.07, or 9.03, but after taking into account payments effected pursuant to Section 2.11) in accordance with each Lender’s Pro Rata Share to the Lenders for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Lender or the Issuing Lender to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b) Computations. All computations of interest based on the Reference Rate and of fees (other than Letter of Credit fees) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, Overnight Rate, and the Federal Funds Rate and Letter of Credit fees shall be made by the Administrative Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.

(c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, in same day funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

Section 2.11 Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in Letter of Credit Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.12 Breakage Costs. If (a) any payment of principal of any Eurodollar Rate Advance or any Conversion of a Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, whether as a result of any payment or Conversion pursuant to Section 2.05, the acceleration of the maturity of the Notes pursuant to Article VII, or otherwise, or (b) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Rate Advance on the date such payment is due and payable, the Borrower shall, within 10 days of any written demand sent by any Lender to the Borrower through the Administrative Agent, pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

Section 2.13 Increased Costs.

(a) Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the Issuing Lender;

(ii) subject any Lender Party to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit, any Eurodollar Rate Advance made by it, or change the basis of taxation of payments to such Lender Party in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.14 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender Party); or

(iii) impose on any Lender Party or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Advances made by such Lender Party, or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender Party of making or maintaining any Eurodollar Rate Advance (or of maintaining its obligation to make any such Advance), or to increase the cost to such Lender Party of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by Lender Party hereunder (whether of principal, interest or any other amount) then, within thirty (30) days after demand by such Lender Party, the Borrower will pay to such Lender Party, such additional amount or amounts as will compensate such Lender Party for such additional costs incurred or reduction suffered. A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(b) Capital Adequacy. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such US Lender or the Issuing Lender, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered. A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower by such Lender or the Issuing Lender shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(c) Certificates for Reimbursement. A certificate of a Lender Party setting forth the amount or amounts necessary to compensate such Lender Party or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender Party the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender Party to demand compensation pursuant to this Section shall not constitute a waiver of such Lender Party’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender Party pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender Party notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender Party’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.14 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable Legal Requirement to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Legal Requirement.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Legal Requirements.

(c) Indemnification by the Borrower. The Borrower shall, and does hereby, indemnify each Lender Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Lender Party and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error. Failure or delay on the part of any Lender Party to demand payment pursuant to this Section shall not constitute a waiver of such Lender Party’s right to demand such payment, provided that the Borrower shall not be required to pay a Lender Party pursuant to this Section for any amount of Indemnified Taxes or Other Taxes paid by such Lender Party more than nine months prior to the date that such Lender Party notifies the Borrower of such Lender Party’s intention to claim payment therefor; provided further that, if such Indemnified Taxes or Other Taxes were paid in advance by such Lender Party, then the Borrower shall not be required to pay a Lender Party pursuant to this Section for any such Indemnified Taxes or Other Taxes incurred and due more than nine months prior to the date that such Lender Party notifies the Borrower of such Lender Party’s intention to claim payment therefor (except that, if the circumstances giving rise to such claim have a retroactive effect, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Legal Requirements or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Legal Requirements as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Legal Requirements or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f) Tax Forms. Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable Legal Requirements as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Legal Requirements to permit the Borrower to determine the withholding or deduction required to be made.

(g) Treatment of Certain Refunds. If any Lender Party determines, in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender Party, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of such Lender Party, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender Party in the event such Lender Party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Lender Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 2.15 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.13, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A Lender shall not be required to make any such delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such delegation cease to apply.

(b) Replacement of Lender. If (i) any Lender requests compensation under Section 2.13 or requires that the Borrower pay any additional amount pursuant to Section 2.14, (ii) any Lender suspends its obligation to continue, or Convert Advances into, Eurodollar Rate Advances pursuant to Section 2.03(c)(ii) or gives notice of illegality pursuant to Section 2.05(e), (iii) any Lender is a Defaulting Lender, or (iv) any Lender is a Non-Consenting Lender (any such Lender, a “Subject Lender”), then (A) in the case of a Defaulting Lender, the Administrative Agent may, upon notice to the Subject Lender and the Borrower, require such Subject Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.05), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment) and (B) in the case of any Subject Lender, including a Defaulting Lender, the Borrower may, upon notice to the Subject Lender and the Administrative Agent and at the Borrower’s sole cost and expense, require such Subject Lender to assign, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.05), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(1) such Subject Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in outstanding Letter of Credit Obligations (or in the case of a Defaulting Lender such lesser amount as agreed to between the Borrower and such Defaulting Lender in full satisfaction of such principal amount), accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12) from the assignee (to the extent of such outstanding principal (or such lesser amount as to a Defaulting Lender) and accrued interest and fees) or the Borrower (in the case of all other amounts);

(2) in the case of any such assignment resulting from a claim for compensation under Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter;

(3) such assignment does not conflict with applicable Legal Requirements; and

(4) with respect to a Non-Consenting Lender, the proposed Borrowing Base redetermination, amendment, waiver, consent or release with respect to this Agreement or any other Loan Document has been approved by the Required Lenders and such Borrowing Base redetermination amendment, waiver, consent or release can be effected as a result of the assignment contemplated by this Section.

A Subject Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Solely for purposes of effecting the assignment required for a Defaulting Lender under this Section 2.15(b) and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Acceptance required hereunder if such Lender was a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same. In lieu of the Borrower or the Administrative Agent replacing a Defaulting Lender as provided in this Section 2.15(b), the Borrower may terminate such Defaulting Lender’s Commitment as provided in Section 2.04(c).

Section 2.16 Swing Line Advances.

(a) Facility. On the terms and conditions set forth in this Agreement, the Swing Line Lender may, in its sole discretion, from time-to-time on any Business Day during the period from the date of this Agreement until the last Business Day occurring before the Maturity Date, make Swing Line Advances under the Swing Line Note to the Borrower which shall be due and payable on the Swing Line Payment Date (except that no Swing Line Advance may mature after the Maturity Date), bearing interest at the Adjusted Reference Rate plus the Applicable Margin for Reference Rate Advances, and in an aggregate outstanding principal amount not to exceed the Swing Line Sublimit Amount at any time; provided that (i) after giving effect to such Swing Line Advance, the aggregate unpaid principal amount of all Advances plus the Letter of Credit Exposure shall not exceed the lesser of (A) the aggregate Commitments, and (B) if the Borrowing Base is in effect at such time, the Borrowing Base; (ii) no Swing Line Advances may be made during the existence of a Borrowing Base Deficiency; (iii) no Swing Line Advance shall be made by the Swing Line Lender if the conditions set forth in Section 3.2 have not been met as of the date of such Swing Line Advance, it being agreed by the Borrower that the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Swing Line Advance shall constitute a representation and warranty by the Borrower that on the date of such Swing Line Advance such conditions have been met; and (iv) each Swing Line Advance shall be in an aggregate amount not less than $100,000.00 and in integral multiples of $50,000.00 in excess thereof. The indebtedness of the Borrower to the Swing Line Lender resulting from Swing Line Advances shall be evidenced by the Swing Line Note.

(b) Prepayment. Within the limits expressed in this Agreement, amounts advanced pursuant to Section 2.16(a) may from time to time be borrowed, prepaid without penalty, and reborrowed. If the aggregate outstanding principal amount of the Swing Line Advances ever exceeds the Swing Line Sublimit Amount, the Borrower shall, upon receipt of written notice of such condition from the Swing Line Lender and to the extent of such excess, prepay to the Swing Line Lender outstanding principal of the Swing Line Advances such that such excess is eliminated.

(c) Reimbursements for Swing Line Obligations.

(i) With respect to the Swing Line Advances and the interest, premium, fees, and other amounts owed by the Borrower to the Swing Line Lender in connection with the Swing Line Advances, the Borrower agrees to pay to the Swing Line Lender such amounts when due and payable to the Swing Line Lender under the terms of this Agreement. The Swing Line Lender may (and, upon any Swing Line Payment Date shall), upon notice to the Administrative Agent, request the satisfaction of such obligation by the making of a Revolving Borrowing in the amount of Swing Line Advances then outstanding. Upon such request, the Borrower shall be deemed to have requested the making of a Revolving Borrowing in the amount of such obligation and the transfer of the proceeds thereof to the Swing Line Lender. Such Revolving Borrowing shall bear interest based upon the Adjusted Reference Rate plus the Applicable Margin for Reference Rate Advances. The Administrative Agent shall promptly forward notice of such Revolving Borrowing to the Borrower and the Lenders, and each Lender shall, regardless of whether (A) the conditions in Section 3.02 have been met, (B) such notice complies with Section 2.03, or (C) a Default exists, make available such Lender’s ratable share of such Revolving Borrowing to the Administrative Agent, and the Administrative Agent shall promptly deliver the proceeds thereof to the Swing Line Lender for application to such amounts owed to the Swing Line Lender. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Swing Line Lender to make such requests for Revolving Borrowings on behalf of the Borrower, and the Lenders to make Revolving Advances to the Administrative Agent for the benefit of the Swing Line Lender in satisfaction of such obligations. The Administrative Agent and each Lender may record and otherwise treat the making of such Revolving Borrowings as the making of a Revolving Borrowing to the Borrower under this Agreement as if requested by the Borrower. Nothing herein is intended to release the Borrower’s obligations under the Swing Line Note, but only to provide an additional method of payment therefor. For the avoidance of doubt, the Borrower’s failure to repay a Swing Line Advance on a Swing Line Payment Date (other than the Maturity Date) shall not constitute a Default or Event of Default if such Swing Line Advances are repaid in full with the proceeds of a Borrowing under this Section 2.16.

(ii) If at any time, the Commitments shall have expired or be terminated while any Swing Line Advance is outstanding, each Lender, at the sole option of the Swing Line Lender, shall either (A) notwithstanding the expiration or termination of the Commitments, make a Revolving Advance as a Reference Rate Advance, or (B) be deemed, without further action by any Person, to have purchased from the Swing Line Lender a participation in such Swing Line Advance, in either case in an amount equal to the product of such Lender’s Revolving Pro Rata Share times the outstanding aggregate principal balance of the Swing Line Advances. The Administrative Agent shall notify each such Lender of the amount of such Revolving Advance or participation, and such Lender will transfer to the Administrative Agent for the account of the Swing Line Lender on the next Business Day following such notice, in immediately available funds, the amount of such Revolving Advance or participation.

(iii) If any such Lender shall not have so made its Revolving Advance or its percentage participation available to the Administrative Agent pursuant to this Section 2.16, such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Overnight Rate for such day for the first three days and thereafter the interest rate applicable to the Revolving Advance and (B) the Maximum Rate. Whenever, at any time after the Administrative Agent has received from any Lender such Lender’s Revolving Advance or participating interest in a Swing Line Advance, the Administrative Agent receives any payment on account thereof, the Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Revolving Advance or participating interest was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the Administrative Agent is required to be returned. Each Lender’s obligation to make the Revolving Advance or purchase such participating interests pursuant to this Section 2.16 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Swing Line Lender, the Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the Commitments; (3) any breach of this Agreement by the Borrower or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each Swing Line Advance, once so participated by any Lender, shall cease to be a Swing Line Advance with respect to that amount for purposes of this Agreement, but shall continue to be a Revolving Advance.

(d) Method of Borrowing. Except as provided in the clause (c) above, each request for a Swing Line Advance shall be made pursuant to telephone notice to the Swing Line Lender given no later than 1:00 p.m. (Dallas, Texas time) / 11:00 a.m. (Los Angeles, California time) on the date of the proposed Swing Line Advance, promptly confirmed by a completed and executed Notice of Borrowing telecopied or facsimiled to the Administrative Agent and the Swing Line Lender. Subject to the terms and conditions herein, the Swing Line Lender will promptly make the Swing Line Advance available to the Borrower at the Borrower’s account with the Administrative Agent.

(e) Interest for Account of Swing Line Lender. Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Advances (provided that any failure of the Swing Line Lender to provide such invoice shall not release the Borrower from its obligation to pay such interest). Until each Lender funds its Revolving Advance or risk participation pursuant to clause (c) above, interest in respect of Lender’s Pro Rata Share of the Swing Line Advances shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lenders. The Borrower shall make all payments of principal and interest in respect of the Swing Line Advances directly to the Swing Line Lender.

(g) Notes. The indebtedness of the Borrower to the Swing Line Lender resulting from Swing Line Advances owing to the Swing Line Lender shall be evidenced by a Swing Line Note.

Section 2.17 Discretionary Nature of the Swing Line Facility. Notwithstanding any terms to the contrary contained herein, the Swing Line facility provided herein (i) is an uncommitted facility and the Swing Line Lender may, but shall not be obligated to, make Swing Line Advances, and (ii) may be terminated at any time by the Swing Line Lender upon written notice to the Borrower.

Section 2.18 Payments and Deductions to a Defaulting Lender.

(a) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.01, Section 2.07, or Section 2.10 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid in cash.

(b) If a Defaulting Lender as a result of the exercise of a set-off shall have received a payment in respect of its outstanding Revolving Advances or pro rata share of Letter of Credit Exposure and Swing Line Advances which results in its outstanding Revolving Advances and share of Letter of Credit Exposure and Swing Line Advances being less than its Pro Rata Share of the aggregate outstanding Advances and Letter of Credit Exposure, then no payments will be made to such Defaulting Lender until such time as all amounts due and owing to the Lenders have been equalized in accordance with each Lender’s respective pro rata share of the aggregate outstanding Advances and Letter of Credit Exposure. Further, if at any time prior to the acceleration or maturity of the Revolving Advances, the Administrative Agent shall receive any payment in respect of principal of a Revolving Advance or a Reimbursement Obligation while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowings for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Pro Rata Share of all Advances then outstanding. After acceleration or maturity of the Revolving Advances, subject to the first sentence of this Section 2.17(b), all principal will be paid ratably as provided in Section 2.11.

(c) If any Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) such Letter of Credit Exposure shall be automatically reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Share of such Defaulting Lender’s share of the Letter of Credit Exposure (and each Lender is deemed to have purchased and assigned such participation interest in such reallocated portion of the Letter of Credit Exposure) but only to the extent that (A) the sum of each Non-Defaulting Lender’s outstanding Revolving Advances plus its share of the Letter of Credit Exposure and Swing Line Advances, after giving effect to the reallocation provided herein, does not exceed the lesser of such Non-Defaulting Lender’s Pro Rata Share of the Borrowing Base and such Non-Defaulting Lender’s Commitment, and (B) the conditions set forth in Section 3.02 are satisfied at such time; provided that, such reallocation will not constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, then the Borrower shall, within one Business Day following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s share of the Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.07(g) for so long as such Letter of Credit Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.17 then the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.08(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is cash collateralized;

(iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.08(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Pro Rata Share; and

(v) if any Defaulting Lender’s share of the Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to the preceding provisions, then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all letter of credit fees payable under Section 2.08(b) with respect to such Defaulting Lender’s share of the Letter of Credit Exposure shall be payable to the Issuing Lender until such Letter of Credit Exposure is cash collateralized and/or reallocated.

In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (i) the Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall be deemed to have purchased at par such of the Revolving Advances or participations in Letters of Credit of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances and Letter of Credit Exposure in accordance with its Pro Rata Share, and (ii) if no Default exists, then any cash collateral posted by the Borrower pursuant to clause (c)(ii) above with respect to such Lender shall be returned to the Borrower.

ARTICLE III.

CONDITIONS PRECEDENT

Section 3.01 Conditions Precedent to Effectiveness. The Existing Agreement shall be amended and restated in its entirety as set forth herein upon the occurrence of the following conditions precedent:

(a) Documentation. The Administrative Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to the Administrative Agent, the Issuing Lender and the Lenders, and, where applicable, in sufficient copies for each Lender:

(i) this Agreement, a Note to each Lender in an amount equal to such Lender’s Commitment, the Guaranties, the Pledge Agreement, the Security Agreement, and new Mortgages or reaffirmation of existing Mortgages encumbering at least 70% of the present value of the Obligor’s

Proven Reserves and Oil and Gas Properties in connection therewith (as set forth in the Independent Engineering Report dated effective as of December 31, 2009), and each of the other Loan Documents, and all attached exhibits and schedules;

(ii) a favorable opinion of counsel to Obligors dated as of the Effective Date and substantially in the form of the attached Exhibit J covering the matters discussed in such Exhibit and such other matters as any Lender through the Administrative Agent may reasonably request;

(iii) copies, certified as of the Effective Date by a Responsible Officer or secretary or assistant secretary of the Borrower of (A) the resolutions of the Board of Directors of the Borrower approving the Loan Documents to which the Borrower is a party, (B) the bylaws and the certificate of incorporation of the Borrower, and (C) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes, and the other Loan Documents;

(iv) certificates of a Responsible Officer or secretary or assistant secretary of the Borrower certifying, as of the Effective Date, the names and true signatures of the officers of the Borrower authorized to sign this Agreement, the Notes, Notices of Borrowing, Notices of Conversion or Continuation, and the other Loan Documents to which the Borrower is a party;

(v) copies, certified as of the Effective Date by a Responsible Officer or the secretary or an assistant secretary of each Guarantor of (A) the resolutions of the Board of Directors (or other applicable governing body) of such Guarantor approving the Loan Documents to which it is a party, (B) the articles or certificate (as applicable) of incorporation (or organization) and bylaws of such Guarantor, and (C) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Guaranty, the Security Instruments, and the other Loan Documents to which such Guarantor is a party;

(vi) a certificate of the secretary or an assistant secretary of each Guarantor certifying the names and true signatures of officers of such Guarantor authorized to sign the Guaranty, Security Instruments and the other Loan Documents to which such Guarantor is a party;

(vii) a certificate dated as of the Effective Date from a Responsible Officer of the Borrower stating that (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects; (B) no Default has occurred and is continuing; and (C) the conditions in this Section 3.01 have been met;

(viii) certificates of good standing for the Borrower and each Subsidiary in each state in which each such Person is organized or qualified to do business, which certificate shall be (A) dated a date not sooner than 14 days prior to the date of this Agreement or (B) otherwise effective on the Effective Date;

(ix) appropriate UCC-1 and UCC-3, as applicable, Financing Statements and amendments to Financing Statements covering the Collateral for filing with the appropriate authorities and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Collateral;

(x) insurance certificates naming the Administrative Agent loss payee or additional insured, as applicable, and evidencing insurance which meets the requirements of this Agreement and the Security Instruments, and which is otherwise satisfactory to the Administrative Agent;

(xi) stock certificates required in connection with the Pledge Agreement and stock powers executed in blank for each such stock certificate;

(xii) the Independent Engineering Report dated effective as of December 31, 2009; and

(xiii) such other documents, governmental certificates, agreements and lien searches as the Administrative Agent may reasonably request.

(b) Payment of Fees. On the Effective Date, the Borrower shall have paid the fees required by Section 2.08(c) and all costs and expenses that have been invoiced and are payable pursuant to Section 9.03.

(c) Delivery of Financial Statements. The Administrative Agent and the Lenders shall have received true and correct copies of (i) the Financial Statements and (ii) such other financial information as the Administrative Agent may reasonably request.

(d) Security Instruments. The Administrative Agent shall have received all appropriate evidence required by the Administrative Agent and the Lenders in their sole discretion necessary to determine that the Administrative Agent (for the benefit of the Secured Parties) shall have an Acceptable Security Interest in the Collateral (which shall include at 70% of the present value of the Obligor’s Proven Reserves and Oil and Gas Properties in connection therewith (as set forth in the Independent Engineering Report dated effective as of December 31, 2009)) and that all actions or filings necessary to protect, preserve and validly perfect such Liens have been made, taken or obtained, as the case may be, and are in full force and effect.

(e) Title. The Administrative Agent shall be satisfied in its sole discretion with the title to the Oil and Gas Properties to be included in the Borrowing Base and covered by the Mortgages, and shall have received title opinions or other evidences of title satisfactory to the Administrative Agent covering at least 53% of the present value of the Obligor’s Proven Reserves and Oil and Gas Properties in connection therewith (as set forth in the Independent Engineering Report dated effective as of December 31, 2009).

(f) Environmental. The Administrative Agent shall be satisfied with the condition of the Oil and Gas Properties with respect to the Borrower’s compliance with Environmental Laws.

(g) No Default. No Default shall have occurred and be continuing.

(h) Representations and Warranties. The representations and warranties contained in Article IV and in each other Loan Document shall be true and correct in all material respects; provided that, in any event, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(i) Material Adverse Effect. No event or circumstance that could cause a Material Adverse Effect shall have occurred.

(j) No Proceeding or Litigation; No Injunctive Relief. No action, suit, investigation or other proceeding (including the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement or any transaction contemplated hereby or (ii) which, in any case, in the judgment of the Administrative Agent, could reasonably be expected to result in a Material Adverse Effect.

(k) Consents, Licenses, Approvals, etc. The Administrative Agent shall have received true copies (certified to be such by the Borrower or other appropriate party) of all consents, licenses and approvals required in accordance with applicable Legal Requirements, or in accordance with any document, agreement, instrument or arrangement to which any Obligor is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Loan Documents. In addition, each Obligor shall have all such material consents, licenses and approvals required in connection with the continued operation of such Obligor and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.

(l) USA Patriot Act. The Administrative Agent shall have received all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

Section 3.02 Conditions Precedent to All Borrowings. The obligation of each Lender to make a Revolving Advance on the occasion of each Borrowing, of the Swing Line Lender to make a Swing Line Advance, and of the Issuing Lender to issue, increase, or extend any Letter of Credit, and of any reallocation of Letter of Credit Exposure provided in Section 2.18(c)(i), shall be subject to the further conditions precedent that on the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit or the date of such reallocation, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Conversion or Continuation, or Letter of Credit Application and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance, increase, or extension of such Letter of Credit or the reallocation of the Letter of Credit Exposure shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or on the date of such issuance, increase, or extension of such Letter of Credit or the date of such reallocation, as applicable, such statements are true):

(a) the representations and warranties contained in Article IV of this Agreement and the representations and warranties contained in the Security Instruments, the Guaranties, and each of the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof) on and as of the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit or the date of such reallocation, before and after giving effect to such Borrowing or to the issuance, increase, or extension of such Letter of Credit or the date of such reallocation and to the application of the proceeds from such Borrowing, as though made on and as of such date (except in the case of representations and warranties which are made solely as of an earlier date or time, which representations and warranties shall be true and correct in all material respects as of such earlier date or time, except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof); and

(b) no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom, or would result from the issuance, increase, or extension of such Letter of Credit or such reallocation of Letter of Credit Exposure.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as follows:

Section 4.01 Existence; Subsidiaries. The Borrower is a corporation duly organized and validly existing under the laws of Oklahoma and in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification. Each Subsidiary of the Borrower is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification. As of the Effective Date, the Borrower has no Subsidiaries other than those listed on Schedule 4.01.

Section 4.02 Power. The execution, delivery, and performance by the Borrower of this Agreement, the Notes, and the other Loan Documents to which it is a party and by the Guarantors of the Guaranties and the other Loan Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby (a) are within the Borrower’s and such Guarantors’ governing powers, (b) have been duly authorized by all necessary governing action, (c) do not contravene (i) the Borrower’s or any Guarantor’s certificate or articles of incorporation, bylaws, limited liability company agreement, or other similar governance documents or (ii) any law or any contractual restriction binding on or affecting the Borrower or any Guarantor, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of each Advance and the issuance, extension or increase of a Letter of Credit, such Advance and such Letter of Credit, and the use of the proceeds of such Advance and such Letter of Credit, will be within the Borrower’s governing powers, will have been duly authorized by all necessary corporate action, will not contravene (i) the Borrower’s limited liability company agreement or other organizational documents or (ii) any law or any contractual restriction binding on or affecting the Borrower and will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

Section 4.03 Authorization and Approvals. No consent, order, authorization, or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery, and performance by the Borrower of this Agreement, the Notes, or the other Loan Documents to which the Borrower is a party or by each Guarantor of its Guaranty or the other Loan Documents to which it is a party or the consummation of the transactions contemplated thereby. At the time of each Borrowing and each issuance, increase or extension of a Letter of Credit, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Borrowing or such issuance, increase or extension of such Letter of Credit or the use of the proceeds of such Borrowing or such Letter of Credit.

Section 4.04 Enforceable Obligations. This Agreement, the Notes, and the other Loan Documents to which the Borrower is a party have been duly executed and delivered by the Borrower and the Guaranties and the other Loan Documents to which each Guarantor is a party have been duly executed and delivered by such Guarantors. Each Loan Document is the legal, valid, and binding obligation of the Borrower and any Guarantor which is a party to it enforceable against the Borrower and each such Guarantor in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity.

Section 4.05 Financial Statements.

(a) The Borrower has delivered to the Administrative Agent and the Lenders copies of the Financial Statements, and the Financial Statements are accurate and complete in all material respects and present fairly the consolidated financial condition of Borrower and its consolidated Subsidiaries for their period in accordance with GAAP. As of the date of the Financial Statements, there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the Borrower, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

(b) All projections, estimates, and pro forma financial information furnished by the Borrower were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

(c) Since the date of the Financial Statements, no event or circumstance that could cause a Material Adverse Change has occurred.

(d) As of the Effective Date, the Obligors have no Funded Debt other than (i) the Debt listed on Schedule 4.05, (ii) Debt evidenced by the Senior Notes, (iii) the Obligations under this Agreement and (iv) the Obligations arising under the Hedge Contracts listed on Schedule 4.20.

Section 4.06 True and Complete Disclosure. All factual information (excluding estimates and projections) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of the Guarantors in writing to any Lender or the Administrative Agent for purposes of or in connection with this Agreement, any other Loan Document or any transaction contemplated hereby or thereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower and the Guarantors in writing to the Administrative Agent or any of the Lenders shall be, true and accurate in all material respects on the date as of which such information is dated or certified and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading at such time. All projections, estimates, and pro forma financial information furnished by the Borrower were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

Section 4.07 Litigation; Compliance with Laws.

(a) There is no pending or, to the best knowledge of the Borrower, threatened action, suit, or legal equitable, arbitrative or administrative proceeding affecting the Borrower or any of the Guarantors before any court, Governmental Authority or arbitrator which, if adversely determined, could reasonably be expected to cause a Material Adverse Effect or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, or any other Loan Document. Additionally, there is no pending or, to the best knowledge of the Borrower, threatened action, suit, or legal equitable, arbitrative or administrative proceeding instituted against the Borrower or any of the Guarantors which seeks to adjudicate the Borrower or any of the Guarantors as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

(b) The Borrower and its Subsidiaries have complied in all material respects with all material statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.

Section 4.08 Use of Proceeds. The proceeds of the Advances will be used by the Borrower for the purposes described in Section 5.09. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation T, U or X.

Section 4.09 Investment Company Act. Neither the Borrower nor any of the Guarantors is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.10 Federal Power Act. Neither the Administrative Agent nor any of the Lenders, solely by virtue of the execution, delivery and performance of, and the consummation of the transactions contemplated by, the Loan Documents shall be or become subject to regulation (a) under the Federal Power Act, as amended, (b) as a “public utility” or “public service corporation” or the equivalent under the applicable Legal Requirements, or (c) under the applicable Legal Requirements relating to public utilities or public service corporations.

Section 4.11 Taxes.

(a) Reports and Payments. All Returns (as defined below in clause (c) of this Section 4.11) required to be filed by or on behalf of the Borrower, the Guarantors, or any member of the Controlled Group (hereafter collectively called the “Tax Group”) have been duly filed on a timely basis or appropriate extensions have been obtained and such Returns are and will be true, complete and correct, except where the failure to so file would not be reasonably expected to cause a Material Adverse Effect; and all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto will have been paid in full on a timely basis, and no other Taxes will be payable by the Tax Group with respect to items or periods covered by such Returns, except in each case to the extent of (i) reserves reflected in the Financial Statements or (ii) taxes that are being contested in good faith. The reserves for accrued Taxes reflected in the financial statements delivered to the Lenders under this Agreement are adequate in the aggregate for the payment of all unpaid Taxes, whether or not disputed, for the period ended as of the date thereof and for any period prior thereto, and for which the Tax Group may be liable in its own right, as withholding agent or as a transferee of the assets of, or successor to, any Person, except for such Taxes or reserves therefor, the failure to pay or provide for which does not and would not reasonably be expected to cause a Material Adverse Effect.

(b) Taxes Definition. “Taxes” in this Section 4.11 shall mean all taxes, charges, fees, levies, or other assessments imposed by any federal, state, local, or foreign taxing authority, including income, gross receipts, excise, real or personal property, sales, occupation, use, service, leasing, environmental, value added, transfer, payroll, and franchise taxes (and including any interest, penalties, or additions to tax attributable to or imposed on or with respect to any such assessment).

(c) Returns Definition. “Returns” in this Section 4.11 shall mean any federal, state, local, or foreign report, estimate, declaration of estimated Tax, information statement or return relating to, or required to be filed in connection with, any Taxes, including any information return or report with respect to backup withholding or other payments of third parties.

Section 4.12 Pension Plans. All Plans are in compliance in all material respects with all applicable provisions of ERISA. No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. No “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code. No Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits. Neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability. As of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group would become subject to any liability under ERISA if the Borrower or any member of the Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower or any member of the Controlled Group for post-retirement benefits to be provided to the current and former employees of the Borrower or any member of the Controlled Group under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Effect.

Section 4.13 Condition of Property; Casualties. Each of the Borrower and the Guarantors has good and marketable title to all of its Properties as is customary in the oil and gas industry in all material respects, free and clear of all Liens except for Permitted Liens. The material Properties used or to be used in the continuing operations of the Borrower and each of the Guarantors are in good repair, working order and condition, ordinary wear and tear excepted. Since the date of the Financial Statements, neither the business nor the material Properties of the Borrower and each of the Guarantors, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy (whether or not covered by insurance).

Section 4.14 No Burdensome Restrictions; No Defaults.

(a) No Obligor is a party to any indenture, loan, or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of applicable Legal Requirements that could reasonably be expected to cause a Material Adverse Effect or governmental regulation that could reasonably be expected to cause a Material Adverse Change. No Obligor is in default under or with respect to any contract, agreement, lease, or other instrument to which any Obligor is a party and which could reasonably be expected to cause a Material Adverse Effect or under any agreement in connection with any Debt. No Obligor has received any notice of default under any material contract, agreement, lease, or other instrument to which any Obligor is a party.

(b) No Default has occurred and is continuing.

Section 4.15 Environmental Condition.

(a) Permits, Etc. Except as set forth on Schedule 4.15, The Borrower and the Guarantors (i) have obtained all Environmental Permits necessary for the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) have at all times been and are in material compliance with all terms and conditions of such Permits and with all other material requirements of applicable Environmental Laws; (iii) have not received notice of any material violation or alleged violation of any Environmental Law or Permit; and (iv) are not subject to any actual or contingent Environmental Claim, which could reasonably be expected to cause a Material Adverse Effect.

(b) Certain Liabilities. To the Borrower’s actual knowledge, except as set forth on Schedule 4.15, none of the present or previously owned or operated Property of the Borrower or any Guarantor or of any of their former Subsidiaries, wherever located: (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any Guarantor or any of their respective Subsidiaries, wherever located, which could reasonably be expected to cause a Material Adverse Effect; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response that would cause a Material Adverse Effect.

(c) Certain Actions. Without limiting the foregoing: (i) all necessary notices have been properly filed, and no further action is required under current Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower or the Guarantors or any of their former Subsidiaries on any of their presently or formerly owned or operated Property and (ii) the present and, to the Borrower’s best knowledge, future liability, if any, of the Borrower and the Guarantors which could reasonably be expected to arise in connection with requirements under Environmental Laws will not result in a Material Adverse Effect.

Section 4.16 Permits, Licenses, Etc. The Borrower and the Guarantors possess all authorizations, Permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade name rights and copyrights which are material to the conduct of their business. No Person is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property. The Borrower and the Guarantors manage and operate their business in all material respects in accordance with all applicable Legal Requirements and good industry practices.

Section 4.17 Gas Contracts. Neither the Borrower nor any of the Guarantors, as of the Effective Date: (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Borrower’s and its Subsidiaries’ Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery, or (b) except as has been disclosed to the Administrative Agent, has produced gas, in any material amount, subject to, and none of the Borrower’s and the Guarantors’ Oil and Gas Properties is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements other than imbalances which (i) occur in the ordinary course of business and (ii) do not exceed 3% of the value of the Proven Reserves of the Borrower and its Subsidiaries.

Section 4.18 Liens; Titles, Leases, Etc. None of the Property of the Borrower or any of the Guarantors is subject to any Lien other than Permitted Liens. On the Effective Date, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to create the Liens provided for in the Security Instruments will have been made, obtained and taken in all relevant jurisdictions. All leases and agreements for the conduct of business of the Borrower and the Guarantors are valid and subsisting, in full force and effect and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default under any such leases or agreements which could reasonably be expected to cause a Material Adverse Effect. Neither the Borrower nor any of the Guarantors is a party to any agreement or arrangement (other than this Agreement and the Security Instruments), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to secure the Obligations against their respective assets or Properties.

Section 4.19 Solvency and Insurance. Before and after giving effect to the deemed making of the initial Advances hereunder, the Borrower and each of its Subsidiaries is Solvent. Additionally, each of the Borrower and its Subsidiaries carry insurance required under Section 5.02.

Section 4.20 Hedging Agreements. Schedule 4.20 sets forth, as of the Effective Date, a true and complete list of all Interest Hedge Agreements, Hydrocarbon Hedge Agreements, and any other Hedge Contract of the Borrower and each Guarantor, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.

ARTICLE V.

AFFIRMATIVE COVENANTS

So long as any Note or any amount under any Loan Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Commitment hereunder, the Borrower agrees, unless the Required Lenders shall otherwise consent in writing, to comply with the following covenants:

Section 5.01 Compliance with Laws, Etc. The Borrower shall comply, and cause each of its Subsidiaries to comply, in all material respects with all Legal Requirements. Without limiting the generality and coverage of the foregoing, the Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with all Environmental Laws and all laws, regulations, or directives with respect to equal employment opportunity and employee safety in all jurisdictions in which the Borrower, or any of its Subsidiaries do business; provided, however, that this Section 5.01 shall not prevent the Borrower or any of its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings. Without limitation of the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain and possess all authorizations, Permits, licenses, trademarks, trade names, rights and copyrights which are necessary to the conduct of its business and (b) obtain, as soon as practicable, all consents or approvals required from any states of the United States (or other Governmental Authorities) necessary to grant the Administrative Agent an Acceptable Security Interest in the Borrower’s and its Subsidiaries’ Oil and Gas Properties (to the extent Liens are required to be granted hereunder).

Section 5.02 Maintenance of Insurance.

(a) The Borrower shall, and shall cause each of its Subsidiaries to, procure and maintain or shall cause to be procured and maintained continuously in effect policies of insurance in form and amounts and issued by financially sound and reputable insurers covering such casualties, risks, perils, liabilities and other hazards customarily maintained by prudent oil and gas operators in the industry, and, if the Borrower or any Subsidiary is engaged in other energy related activities, then also covering such casualties, risks, perils, liabilities and other hazards customarily maintained by prudent Persons engaged in such energy related activities.

(b) All certified copies of policies or certificates thereof, and endorsements and renewals thereof shall be delivered to and retained by the Administrative Agent. All policies of insurance shall either have attached thereto a lender’s loss payable endorsement for the benefit of the Administrative Agent, as loss payee in form reasonably satisfactory to the Administrative Agent or shall name the Administrative Agent as an additional insured, as applicable. The Borrower shall furnish the Administrative Agent with a certificate of insurance or a certified copy of all policies of insurance required. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Subsidiaries, and the applicable insurance company, such policies will not be canceled, allowed to lapse without renewal, surrendered or amended (which provision shall include any reduction in the scope or limits of coverage) without at least 30 days’ prior written notice to the Administrative Agent. In the event that, notwithstanding the “lender’s loss payable endorsement” requirement of this Section 5.02, the proceeds of any insurance policy described above are paid to the Borrower or Subsidiaries and an Event of Default is outstanding, the Borrower shall deliver such proceeds to the Administrative Agent immediately upon receipt.

Section 5.03 Preservation of Corporate Existence, Etc. The Borrower shall preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate or limited liability company, as applicable, existence, rights, franchises, and privileges in the jurisdiction of its incorporation or organization, as applicable, and qualify and remain qualified, and cause each such Subsidiary to qualify and remain qualified, as a foreign entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to cause a Material Adverse Effect.

Section 5.04 Payment of Taxes, Etc. The Borrower shall pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by law become a Lien upon its Property; provided, however, that neither the Borrower nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.

Section 5.05 Visitation Rights. At any reasonable time and from time to time, upon reasonable notice, the Borrower shall, and shall cause its Subsidiaries to, permit the Administrative Agent and any Lender or any of their respective agents or representatives thereof, to (a) examine and make copies of and abstracts from the records and books of account of, and visit and inspect at their reasonable discretion the Properties of, the Borrower and any such Subsidiary, and (b) discuss the affairs, finances and accounts of the Borrower and any such Subsidiary with any of their respective officers or directors; provided that, the Borrower and its Subsidiaries may deny access to any of its field facilities to any agent or representative who fails to agree to, or fails to abide by, the safety rules and requirements established by the Borrower.

Section 5.06 Reporting Requirements. The Borrower shall furnish to the Administrative Agent and each Lender:

(a) Annual Financials. As soon as available and in any event not later than 90 days (or 120 days in the event the Borrower is not then a public company required to file reports with the SEC), after the end of each fiscal year of the Borrower and its consolidated Subsidiaries, if any: (A) a copy of the annual audit report for such year for the Borrower and such consolidated Subsidiaries, including therein the Borrower’s and such consolidated Subsidiaries’ balance sheets as of the end of such fiscal year and the Borrower’s and such consolidated Subsidiaries’ statements of income, cash flows, and retained earnings, in each case certified by independent certified public accountants of national or regional standing reasonably acceptable to the Administrative Agent and including any management letters delivered by such accountants to the Borrower or any Subsidiary in connection with such audit, and (B) a Compliance Certificate executed by a Responsible Officer of the Borrower;

(b) Quarterly Financials. As soon as available and in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and its consolidated

Subsidiaries, if any: (i) the unaudited balance sheet and the unaudited statements of income, cash flows, and retained earnings of each such Person for the period commencing at the end of the previous year and ending with the end of such fiscal quarter, all in reasonable detail and duly certified with respect to such consolidated statements (subject to the absence of footnotes and to year-end audit adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP; and (ii) a Compliance Certificate executed by a Responsible Officer of the Borrower;

(c) Oil and Gas Reserve Reports.

(i) At all times during the term of this Agreement, regardless of whether a BB Period is in effect, as soon as available but in any event on or before March 31st (or April 30th, in the event the Borrower is not then a public company required to file reports with the SEC), of each year, commencing with March 31, 2011 (or April 30, 2011, if applicable), an Independent Engineering Report dated effective as of the immediately preceding December 31 st;

(ii) At all times during the term of this Agreement, regardless of whether a BB Period is in effect, as soon as available but in any event on or before September 30th (or October 31st, in the event the Borrower is not then a public company required to file reports with the SEC), of each year an Internal Engineering Report dated effective as of the immediately preceding June 30;

(iii) Such other information as may be reasonably requested by the Administrative Agent or any Lender with respect to the Borrower’s and its Subsidiaries’ Oil and Gas Properties;

(iv) At all times during the term of this Agreement, regardless of whether a BB Period is in effect, with the delivery of each Engineering Report, a certificate from a Responsible Officer of the Borrower certifying that, to his best knowledge and in all material respects: (A) the information contained in the Engineering Report and any other information delivered in connection therewith is true and correct, (B) the Borrower or its Subsidiary, as applicable, owns good and defensible title to the Oil and Gas Properties evaluated in such Engineering Report, and such Properties are free of all Liens except for Permitted Liens, (C) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Engineering Report which would require the Borrower or any of its Subsidiaries to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor other than imbalances which (1) occur in the ordinary course of business and (2) do not exceed 3% of the value of the Proven Reserves of the Borrower and its Subsidiaries, (iv) none of the Oil and Gas Properties considered for the Borrowing Base have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (D) attached to the certificate is a list of its Oil and Gas Properties added to and deleted from the immediately prior Engineering Report and a list showing any change in working interest or net revenue interest in its Oil and Gas Properties occurring and the reason for such change, and (vi) at all times other than during a Release Period, if requested by the Administrative Agent, attached to the certificate is a list of all Persons disbursing proceeds of production to any Obligor from such Obligor’s Oil and Gas Properties constituting Collateral; and

(v) Concurrently with each delivery of financial statements under Section 5.06(a) or Section 5.06(b), a certificate of a Responsible Officer of Borrower setting forth as of such fiscal quarter end, a complete list of all Hydrocarbon Hedge Agreements of the Borrower and its Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, any margin required or supplied under any credit support document, the counterparty to each such agreement, and a disclosure of the Projected Volume for a five year period (on a rolling basis);

(d) Production Reports. At all times other than during the Release Period and only upon request by the Administrative Agent, for a calendar quarter, a report setting forth (i) the production and associated lease operating statements for the Oil and Gas Properties of the Borrower and its Subsidiaries in form and substance reasonably satisfactory to the Administrative Agent, together with a certificate signed by a Responsible Officer of the Borrower as to the truth and accuracy of such analyses in all material respects; (ii) any changes to any producing reservoir, production equipment, or producing well from the report delivered for the preceding fiscal quarter, which changes could cause a Material Adverse Change, (iii) any sales of the Borrower’s or any Subsidiaries’ Oil and Gas Properties since the delivery of the report for the preceding fiscal quarter; and (iv) the identity and address of Persons then disbursing proceeds to the Obligors with respect to Oil and Gas Properties constituting Collateral;

(e) Defaults. As soon as possible and in any event within five days after (i) the occurrence of any Default or (ii) the occurrence of any default under any instrument or document evidencing Debt of the Borrower or any Subsidiary, in each case known to any officer of the Borrower or any of its Subsidiaries which is continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth the details of such Default or default, as applicable, and the actions which the Borrower or such Subsidiary has taken and proposes to take with respect thereto;

(f) Termination Events. As soon as possible and in any event (i) within 30 days after (A) the Borrower, any Guarantor or any of their respective Subsidiaries knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, or (B) the Borrower acquires knowledge that any other member of the Controlled Group knows that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after (A) the Borrower, any Guarantor or any of their respective Subsidiaries knows or has reason to know that any other Termination Event with respect to any Plan has occurred, or (B) the Borrower acquires knowledge that any other Affiliate of the Borrower knows that any other Termination Event with respect to any Plan has occurred, a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or such Affiliate proposes to take with respect thereto;

(g) Termination of Plans. Promptly and in any event within two Business Days after (i) receipt thereof by the Borrower, any Guarantor or any of their respective Subsidiaries from the PBGC, or (ii) the Borrower acquires knowledge of any other Controlled Group member’s receipt thereof from the PBGC, copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(h) Other ERISA Notices. Promptly and in any event within five Business Days after (i) receipt thereof by the Borrower, any Guarantor or any of their respective Subsidiaries from a Multiemployer Plan sponsor, or (ii) the Borrower acquires knowledge of any other Controlled Group member’s receipt thereof from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

(i) Environmental Notices. Promptly upon the receipt thereof by the Borrower or any of its Subsidiaries, a copy of any form of request, notice, summons or citation received from the Environmental Protection Agency, or any other Governmental Authority, concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose liability therefor and could cause a Material Adverse Effect, (ii) any action or omission on the part of the Borrower or any of its Subsidiaries or any of their former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability therefor that could cause a Material Adverse Effect, including any information request related to, or notice of, potential responsibility under CERCLA, or (iii) concerning the filing of a Lien upon, against or in connection with the Borrower or any of its Subsidiaries or their former Subsidiaries, or any of their leased or owned Property, wherever located;

(j) Other Governmental Notices. Promptly and in any event within ten Business Days after receipt thereof by the Borrower or any of its Subsidiaries, a copy of any notice, summons, citation, or proceeding seeking to modify in any respect, revoke, or suspend any material contract, license, permit or agreement with any Governmental Authority, if such modification, revocation or suspension could reasonably be expected to result in a Material Adverse Effect.

(k) Material Changes. Prompt written notice of any condition or event of which the Borrower has knowledge, which condition or event has resulted or may reasonably be expected to result in (i) a Material Adverse Change or (ii) a breach of or noncompliance with any material term, condition, or covenant of any material contract to which the Borrower or any of its Subsidiaries is a party or by which they or their Properties may be bound;

(l) Disputes, Etc. Prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of the Borrower threatened, or affecting the Borrower, or any of its Subsidiaries which, if adversely determined, could reasonably be expected to cause a Material Adverse Effect, or any material labor controversy of which the Borrower or any of its Subsidiaries has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any of its Subsidiaries and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Borrower or any of its Subsidiaries if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $10,000,000.

(m) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any of its Subsidiaries, and a copy of any response by the Borrower or any of its Subsidiaries, or the Board of Directors (or other applicable governing body) of the Borrower or any of its Subsidiaries, to such letter or report;

(n) Notices Under Other Loan Agreements. Promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Person pursuant to the terms of any indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 5.06;

(o) Securities Law Filings. Promptly after the sending or filing thereof, copies of all proxy material, reports and other information which the Borrower or any of its Subsidiaries files with the SEC or which the Borrower sends to all of its shareholders; provided however, that the Borrower shall be deemed to have furnished the information required by this Section 5.06(o) if it shall have timely filed such information for public availability with the SEC and/or on its internet home page; and

(p) Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries, as any Lender through the Administrative Agent may from time to time reasonably request; the Administrative Agent agrees to provide the Lenders with copies of any material notices and information delivered solely to the Administrative Agent pursuant to the terms of this Agreement.

Section 5.07 Maintenance of Property. Subject to Section 6.04, the Borrower shall, and shall cause each of its Subsidiaries to, maintain their owned, leased, or operated Property in good condition and repair, ordinary wear and tear excepted; and shall abstain, and cause each of its Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned, leased or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Effect.

Section 5.08 Requirement to Pledge Oil and Gas Properties. At all times after August 31, 2010 other than during the Release Period, the Borrower shall, and shall cause each Subsidiary to, grant to the Administrative Agent an Acceptable Security Interest in at least 85% (by value) of all of the Borrower’s and its Subsidiaries’ Proven Reserves and associated Oil and Gas Properties, as determined by the most recently delivered Engineering Report.

Section 5.09 Use of Proceeds. The Borrower shall use the proceeds of the Advances and Letters of Credit (a) for payment of the obligations outstanding under the Existing Agreement, and (b) to fund the acquisition, exploration, development, operation, reworking, and production of Oil and Gas Properties, for the issuance of letters of credit to support operations and for other general corporate purposes.

Section 5.10 Title. At all times after September 30, 2010, other than during the Release Period, the Borrower shall, from time to time upon the reasonable request of the Administrative Agent, take such actions and execute and deliver such documents and instruments as the Administrative Agent shall require to ensure that the Administrative Agent shall, at all times, have received satisfactory title opinions (including, if requested, supplemental or new title opinions addressed to it) or other title evidence reflecting that the Obligors have good and marketable title to Oil and Gas Properties constituting at least 70% of the present value of the Obligors’ Oil and Gas Properties, as determined by the most recently delivered Engineering Report, and which title opinions or other title evidence shall be in form and substance reasonably acceptable to the Administrative Agent in its sole discretion.

Section 5.11 Further Assurances; Cure of Title Defects. The Borrower shall, and shall cause each Subsidiary to, cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Instruments and this Agreement. The Borrower hereby authorizes the Lenders or the Administrative Agent to file any financing statements without the signature of the Borrower to the extent permitted by applicable Legal Requirements in order to perfect or maintain the perfection of any security interest granted under any of the Loan Documents. The Borrower at its expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral. Within 60 days after (a) a request by the Administrative Agent or the Lenders to cure any title defects or exceptions which are not Permitted Liens raised by such information or (b) a notice by the Administrative Agent that the Borrower has failed to comply with Section 5.10, the Borrower shall (i) cure such title defects or exceptions which are not Permitted Liens or substitute acceptable Oil and Gas Properties with no title defects or exceptions except for Permitted Liens covering Collateral of an equivalent value and (ii) deliver to the Administrative Agent satisfactory title evidence (including supplemental or new title opinions meeting the foregoing requirements) in form and substance reasonably acceptable to the Administrative Agent in its reasonable business judgment as to the Borrower’s and its Subsidiaries’ ownership of such Oil and Gas Properties and the Administrative Agent’s Liens and security interests therein as are required to maintain compliance with Section 5.10. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, during the Release Period, the provisions of this Section 5.10 shall not apply to Collateral consisting of the Oil and Gas Properties.

Section 5.12 Notice Regarding Early Termination of Hedge Contracts. The Borrower shall, and shall cause each Subsidiary to, promptly notify Administrative Agent regarding the occurrence of any early termination or other unwind of any Hedge Contract prior to the end of its original, nominal term, such notification to be given by Borrower as promptly as possible after Borrower learns of the occurrence or impending occurrence of such early termination, and in any event not later than two Business Days thereafter. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, during the Release Period the provisions of this Section 5.12 shall not apply.

ARTICLE VI.

NEGATIVE COVENANTS

So long as any Note or any amount under any Loan Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Commitment, the Borrower agrees, unless the Required Lenders otherwise consent in writing, to comply with the following covenants.

Section 6.01 Liens, Etc. The Borrower shall not create, assume, incur, or suffer to exist, or permit any of its Subsidiaries to create, assume, incur, or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Borrower and its Subsidiaries may create, incur, assume, or suffer to exist:

(a) Liens granted under a Loan Document and securing the Obligations;

(b) Liens securing Debt permitted under Section 6.02(f) provided, that, the Debt secured by such Liens (i) was incurred solely for the purpose of financing the acquisition of such equipment, and does not exceed the aggregate purchase price of such equipment and the obligations incidental thereto, (ii) is secured only by such equipment and the proceeds thereof (including insurance proceeds covering such equipment) and not by any other assets of the Borrower and its Subsidiaries, and (iii) is not increased in amount;

(c) Liens for taxes, assessments, or other governmental charges or levies not yet due or that (provided foreclosure, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor;

(d) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings, provided, that, such reserve as may be required by GAAP shall have been made therefor;

(e) Liens to operators and non-operators under joint operating agreements arising in the ordinary course of the business of the Borrower or the relevant Subsidiary to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;

(f) royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure Funded Debt and that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Subsidiaries warranted in this Agreement or in the Security Instruments;

(g) Liens arising in the ordinary course of business out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of the Borrower;

(h) Liens arising under operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing agreements and other agreements, in each case that are customary in the oil, gas and mineral production business and that are entered into in the ordinary course of business that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Subsidiaries warranted in this Agreement or in the Security Instruments, to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto;

(i) easements, rights-of-way, restrictions, and other similar encumbrances, and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of Borrower or any Subsidiary or materially detract from the value or use of the Property to which they apply; and

(j) Liens described in Schedule 4.05.

(k) Liens securing surety or other bonds permitted by Section 6.02(e); and

(l) Liens not otherwise permitted in this Section 6.01; provided, that, (i) the Debt secured by such Liens is permitted under Section 6.02 (other than clause (g), (h) or (i) thereof), and (ii) at all times other than during the Release Period, no such Lien encumbers Collateral.

Section 6.02 Debts, Guaranties, and Other Obligations. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume, suffer to exist, or in any manner become or be liable in respect of, any Debt except:

(a) Debt of the Borrower and its Subsidiaries under the Loan Documents;

(b) Debt listed on Schedule 4.05; provided, that, the amount of such Debt may not be increased other than as permitted under the terms of this Agreement;

(c) Debt in the form of obligations for the deferred purchase price of Property or services incurred in the ordinary course of business which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established;

(d) Debt under Hydrocarbon Hedge Agreements or Interest Hedge Agreements which are not prohibited by the terms of Section 6.14;

(e) Debt consisting of sureties or bonds provided to any Governmental Authority or other Person and assuring payment of contingent liabilities of the Borrower in connection with the operation of the Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of its Oil and Gas Properties and removal, disposal or injection of salt water or other fluids;

(f) Debt (including Debt under purchase money obligations or capital lease obligations) in an aggregate amount not to exceed $50,000,000 at any time;

(g) Debt evidenced by the Senior Notes;

(h) Debt evidenced by senior or subordinated notes issued by the Borrower which may be guaranteed by the other Obligors; provided that, (i) such Debt is not secured by any Lien, (ii) no principal amount of such Debt matures earlier than two (2) years after the Maturity Date that is in effect at the time such Debt is issued, (iii) at the time of the issuance of such Debt and after giving effect thereto, no Default or Event of Default shall exist or would occur, (iv) the agreement or indenture governing such Debt shall have covenants and restrictions that are no more restrictive in any material respects than those set forth in this Agreement and the other Loan Documents; provided that the inclusion of any covenant that is customary with respect to such type of Debt and that is not found in this Agreement shall not be deemed to be more restrictive for purposes of this clause, (v) the agreement or indenture governing such Debt shall not have any restriction on the ability of the Borrower or any of its Subsidiaries to guarantee the Obligations or pledge assets as collateral security for the Obligations, provided that a requirement that any such Subsidiary also guarantee such Debt shall not be deemed to be a violation of this clause, (vi) at the time of the issuance of such Debt and after giving effect thereto (A) the ratings of the Index Debt shall be maintained by S&P at BB- or better and the ratings of the Index Debt shall be maintained by Moody’s at Ba3 or better (or, if a rating for the Index Debt shall be maintained by only one of S&P and Moody’s (other than as a result of action taken or omitted to be taken by the Borrower), the rating for the Index Debt is equal to or better than the applicable rating specified in this clause (A)), and (B) other than in connection with the first issuance of such Debt, each of Moody’s and S&P maintains its rating applicable to the Index Debt equal to or more favorable than its most favorable rating of the Index Debt during the 180 days preceding the issuance of such Debt (or, if a rating for the Index Debt shall be maintained by only one of S&P and Moody’s, such rating for the Index Debt is equal to or more favorable than its most favorable rating of the Index Debt during the 180 days preceding the issuance of such Debt), and (vii) the Borrower shall have delivered to the Administrative Agent a certificate in reasonable detail reflecting compliance with each of the foregoing requirements of this Section 6.2(g), including calculations with supporting detail regarding the financial covenants under Sections 6.17, 6.18 and 6.19 (if otherwise applicable) of this Agreement, together with such other evidence of compliance with the foregoing requirements of this Section 6.2(g) as the Administrative Agent may reasonably request; and

(i) Debt not otherwise permitted under this Section 6.02, provided, that (i) such Debt is not secured by any Lien, and (ii) the aggregate of amount of such Debt plus the aggregate amount of Debt permitted under Section 6.02(b) shall not to exceed 5% of the Present Value in effect at any time.

Section 6.03 Agreements Restricting Liens and Distributions. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement and the Security Instruments) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Obligations or restricts any Subsidiary from paying dividends to the Borrower, or which requires the consent of or notice to other Persons in connection therewith.

Section 6.04 Merger or Consolidation; Asset Sales. The Borrower shall not, nor shall it permit any of its Subsidiaries to (a) merge or consolidate with or into any other Person other than the merger of a Guarantor with and into the Borrower or another Guarantor (or a Subsidiary that will, concurrent with such merger, become a Guarantor); or (b) sell, lease, transfer, assign, farm-out, convey, or otherwise dispose of any of its Property (including any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest) other than: (i) the sale of Hydrocarbons in the ordinary course of business, (ii) the sale or transfer of equipment that is (A) obsolete, worn out, depleted or uneconomic and disposed of in the ordinary course of business, (B) no longer necessary for the business of such Person or (C) contemporaneously replaced by equipment of at least comparable use and value, (iii) the disposition of Oil and Gas Properties pursuant to any JDA, and (iv) the sale, lease, transfer, assignment, farm-out, conveyance, or other disposition of any of its Property (including any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest) of Oil and Gas Properties which is not otherwise permitted under this Section 6.04(b); provided that, (A) the Present Value of all Properties subject to all such transactions completed since the immediately preceding January 1st, does not exceed 5% of the Present Value in effect at the time such transaction is completed and (B) such transaction shall be an arm’s length transactions and for fair market value.

Section 6.05 Restricted Payments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make any Restricted Payments except that:

(a) the Subsidiaries of the Borrower may make Restricted Payments to the Borrower; and

(b) the Borrower may make Restricted Payments (other than Restricted Payments on subordinated debt) to its Equity Interest holders; provided that (i) the Borrower shall be in compliance with Section 6.17, Section 6.18, and Section 6.19 as of the most recent fiscal quarter end, (ii) the Borrower shall be in pro forma compliance with the Sections 6.17, 6.18, and 6.19 after giving effect to such Restricted Payment and the Borrower shall have delivered to the Administrative Agent a certificate in reasonable detail reflecting such pro forma compliance, and (iii) no Default or Event of Default or Borrowing Base Deficiency shall have occurred or be continuing (both before and after giving effect to the applicable Restricted Payment).

Section 6.06 Investments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, (i) make or permit to exist any Investments or (ii) make any significant acquisitions of any Property, except:

(a) Investments that, at the time such Investments are made, qualify as Liquid Investments;

(b) Ownership of existing Subsidiaries and creation or acquisition of any additional Subsidiaries in compliance with Section 6.15.; and

(c) Investments in partnerships, joint ventures, corporations or other entities engaged in activities in or related to the Borrower’s or any Subsidiary’s business in an aggregate amount not in excess of 5% of the Present Value as most recently determined at the time of the Investment;

(d) acquisition of Oil and Gas Properties and related equipment, including equipment used or useful in the exploration and production or marketing of oil and gas, including, but not limited to, oil and gas drilling rigs, gathering systems, pipelines, compression equipment and other facilities;

(e) capital expenditures incurred in the ordinary course of business;

(f) Investments in stock, obligations or securities received in settlement of Debts arising from Investments permitted under this Section 6.06 owing to the Borrower or any of its Subsidiaries as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such Debts or upon the enforcement of any Lien in favor of the Borrower or any of its Subsidiaries; and

(g) Any guaranty permitted under Section 6.02.

Section 6.07 Affiliate Transactions. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates unless such transaction or series of transactions is on terms no less favorable to the Borrower or the Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an Affiliate and if in the good faith judgment of the Board of Directors, no comparable transaction is available with which to compare such transaction or series of transactions, such transaction or series of transactions is otherwise fair to the Borrower or the relevant Subsidiary from a financial and liability point of view.

Section 6.08 Compliance with ERISA. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, (a) engage in, or permit any Subsidiary to engage in, any transaction in connection with which the Borrower or any Controlled Group member could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any Subsidiary to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower or any Controlled Group member to the PBGC; (c) fail to make, or permit any Subsidiary to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower or any Controlled Group member is required to pay as contributions thereto; (d) permit to exist, or allow any Subsidiary to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any Subsidiary to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA) under any Plan maintained by the Borrower or any Controlled Group member which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) assume an obligation to contribute to, or permit any Subsidiary to assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any Subsidiary to acquire, an 80% or greater interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA, and in either case, the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (h) incur, or permit any Subsidiary to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; (i) assume an obligation to contribute to, or permit any Subsidiary to assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion without any material liability; (j) amend or permit any Subsidiary to amend, a Plan resulting in an increase in current liability such that the Borrower or any Controlled Group member is required to provide security to such Plan under section 401(a)(29) of the Code; or (k) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, which presents a material (in the opinion of the Required Lenders) risk of such a termination by the PBGC of any Plan.

Section 6.09 Post-Closing. On or prior to August 31, 2010, the Borrower shall, and shall cause each Subsidiary to, grant to the Administrative Agent an Acceptable Security Interest in at least 85% (by value) of all of the Borrower’s and its Subsidiaries’ Proven Reserves and associated Oil and Gas

Properties, as determined by the most recently delivered Engineering Report. On or prior to September 30, 2010, the Borrower shall, from time to time upon the reasonable request of the Administrative Agent, take such actions and execute and deliver such documents and instruments as the Administrative Agent shall require to ensure that the Administrative Agent shall, at all times, have received satisfactory title opinions (including, if requested, supplemental or new title opinions addressed to it) or other title evidence reflecting that the Obligors have good and marketable title to Oil and Gas Properties constituting at least 70% of the present value of the Obligors’ Oil and Gas Properties, as determined by the most recently delivered Engineering Report, and which title opinions or other title evidence shall be in form and substance reasonably acceptable to the Administrative Agent in its sole discretion.

Section 6.10 Change of Business. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make any material change in the character of its business as an independent oil and gas exploration and production company, nor will the Borrower or any Subsidiary operate or carry on business in any jurisdiction other than the United States; provided that this Section 6.10 shall not prohibit the Borrower and its Subsidiaries from engaging in other energy-related activities, including owning and operating gathering systems, pipelines, LNG facilities, and drilling rigs.

Section 6.11 Organizational Documents, Name Change; Change in Accounting. The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend, supplement, modify or restate its articles or certificate of incorporation, bylaws, limited liability company agreement, or other equivalent organizational documents or amend its name or change its jurisdiction of incorporation, organization or formation, in any case, without prior written notice to, and prior consent of, the Administrative Agent. Notwithstanding the foregoing, the Borrower may amend, supplement, modify or restate its articles of incorporation and bylaws in connection with the Offering provided that (a) the Borrower shall deliver a certified, true and complete copy of such amended, supplemented, modified or restated articles of incorporation and bylaws to the Administrative Agent immediately upon the completion of the Offering, (b) such amendment, supplement, modification or restatement could not reasonably be expected to be materially adverse to any Lender Party, and (c) the Borrower shall have, at its expense, executed and delivered to the Administrative Agent all such documents, agreements and instruments to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral. The Borrower shall not, and shall not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP (and then subject to Section 1.03), or change the fiscal year of the Borrower or of any Subsidiary.

Section 6.12 Use of Proceeds; Letters of Credit. The Borrower will not permit the proceeds of any Advance or Letters of Credit to be used for any purpose other than those permitted by Section 5.09. The Borrower will not engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). Neither the Borrower nor any Person acting on behalf of the Borrower has taken or shall take, nor permit any of the Borrower’s Subsidiaries to take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect, including the use of the proceeds of any Advance or Letters of Credit to purchase or carry any margin stock in violation of Regulation T, U or X.

Section 6.13 Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Subsidiary which would require the Borrower or any Subsidiary to deliver their respective Hydrocarbons produced on a monthly basis from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor other than imbalances which (a) occur in the ordinary course of business and (b) do not exceed 3% of the value of the Proven Reserves of the Borrower and its Subsidiaries

Section 6.14 Limitation on Hedging.

(a) Speculative Purposes. The Borrower shall not, nor shall it permit any of its Subsidiaries to, (i) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedge Contract for speculative purposes, as determined at the time such Hedge Contract is entered into, or (ii) be party to or otherwise enter into any Hydrocarbon Hedge Agreement which is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s operations.

(b) Additional Limitations. The Borrower shall not, nor shall it permit any of its Subsidiaries to, be party to or enter into any Hydrocarbon Hedge Agreements; provided that, the Borrower and its Subsidiaries may be party to and enter into Hydrocarbon Hedge Agreements covering oil and gas reserves subject to the following limitations: (i) before and after giving effect to such Hydrocarbon Hedge Agreements, the volume of reserves covered by all Hydrocarbon Hedge Agreements to which the Borrower or any Subsidiary is a party shall not exceed 80% of the Projected Volume; (ii) such Hydrocarbon Hedge Agreements shall not cover a period longer than five years from the date such Hydrocarbon Hedge Agreement was entered into; (iii) such Hydrocarbon Hedge Agreement is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender Party or one of its Affiliates) at the time the contract is made does not have long-term obligations rated BBB or Baa2 or better, respectively, by either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., or is an investment grade-rated industry participant; and (iv) such Hydrocarbon Hedge Agreement otherwise complies with the requirements in clause 6.14(a) above.

Section 6.15 Additional Subsidiaries. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create or acquire any additional Subsidiaries without (a) prior written notice to the Administrative Agent, (b) such new Subsidiary executing and delivering to the Administrative Agent, at its request, joinders or supplements to the Guaranty, the Pledge Agreement, and the Security Agreement, a Mortgage, and such other Security Instruments as the Administrative Agent or the Required Lenders may reasonably request, (c) the equity holder of such Subsidiary executing and delivering to the Administrative Agent a joinder or supplement to the Pledge Agreement pledging 100% of the Equity Interest owned by such equity holder of such Subsidiary along with the certificates pledged thereby, if any, and appropriately executed stock powers in blank, if applicable, and (d) the delivery by the Borrower and such Subsidiary of any certificates, opinions of counsel, title opinions or other documents as the Administrative Agent may reasonably request relating to such Subsidiary.

Section 6.16 Account Payables. The Borrower shall not, nor shall it permit any of its Subsidiaries to, allow the weighted average maturity of all its trade or other account payables to exceed 75 days.

Section 6.17 Leverage Ratio. The Borrower shall not permit, as of the end of any fiscal quarter, the ratio of (a) all Funded Debt of the Borrower and its Subsidiaries as of such fiscal quarter end to (b) the consolidated EBITDAX of the Borrower and its Subsidiaries for the four-fiscal quarter period then ended, to be greater than 3.75 to 1.00.

Section 6.18 Working Capital Ratio. The Borrower shall not permit, as of the end of any fiscal quarter, the ratio of (a) its consolidated current assets to (b) its consolidated current liabilities, to be less than 1.00 to 1.00. For purposes of this calculation (i) “current assets” shall include, as of the date of calculation, the aggregate Availability but shall exclude, as of the date of calculation (A) any cash deposited with or at the request of a counterparty to any Hedge Contract and (B) any assets representing a valuation account arising from the application of SFAS 133 and 143, and (ii) “current liabilities” shall exclude, as of the date of calculation, (A) the current portion of long-term Debt existing under this Agreement and (B) any liabilities representing a valuation account arising from the application of SFAS 133 and 143. During the one-year period prior to the Maturity Date, the outstanding Advances shall nevertheless be considered long-term Debt for purposes of this Section 6.18.

Section 6.19 Property Value Ratio. Subject to the last sentence of this Section 6.19, at all times during an Additional Covenant Period, the Borrower shall not permit the ratio of (a) the Present Value as of the most recent determination thereof to (b) all Funded Debt of the Borrower and its Subsidiaries at such time, to be less than 1.75 to 1.00. This Section 6.19 shall apply during any Additional Covenant Period but shall not apply during any BB Period or Release Period.

ARTICLE VII.

EVENTS OF DEFAULT; REMEDIES

Section 7.01 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Loan Document:

(a) Payment. The Borrower shall fail (i) to pay when due any principal, (ii) to pay within one (1) Business Day after the same becomes due, any Reimbursement Obligation (unless a deemed Borrowing is made pursuant to Section 2.07(d)), (iii) to pay within three (3) days after the same becomes due, any interest or fees due hereunder, under the Notes or any other Loan Document, or (iv) to pay within five (5) Business Days after the same becomes due, any reimbursements, indemnifications, or other amounts (other than those covered under clause (i), (ii) or (iii) above) payable hereunder, under the Notes, or under any other Loan Document;

(b) Representation and Warranties. Any representation or warranty made or deemed to be made (i) by any Obligor (or any officer thereof) in this Agreement or in any other Loan Document, or (ii) by any Obligor (or any officer thereof) in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) when made or deemed to be made;

(c) Covenant Breaches. Any Obligor shall fail to (i) perform or observe any covenant contained in Section 5.02(a), Section 5.06(e), or Article VI or (ii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Loan Document which is not covered by clause (i) above or any other provision of this Section 7.01, if such failure shall remain unremedied for 30 days after the occurrence of such breach or failure;

(d) Cross-Defaults. (i) Any Obligor shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $50,000,000 individually or when aggregated with all such Debt of any Obligor so in default (but excluding Debt evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $50,000,000 individually or when aggregated with all such Debt of any

Obligor so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided that, for purposes of this subsection 7.01(d), the “principal amount” of the obligations in respect of Hedge Contracts at any time shall be the Hedge Termination Amount.

(e) Insolvency. The Borrower, any Guarantor or any of their respective Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower, any Guarantor or any of their respective Subsidiaries, seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against the Borrower, any such Subsidiary or any such Guarantor either such proceeding shall remain undismissed for a period of 60 days or any of the actions sought in such proceeding shall occur; or the Borrower, any of its Subsidiaries, or any Guarantor shall take any company action to authorize any of the actions set forth above in this paragraph (e);

(f) Judgments. Any judgment or order for the payment of money in excess of $25,000,000 shall be rendered against the Borrower, any Guarantor or any of their respective Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g) Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, (i) such Termination Event shall not have been corrected and (ii) the then present value of such Plan’s vested benefits exceeds the then current value of assets accumulated in such Plan by more than the amount of $25,000,000 (or in the case of a Termination Event involving the withdrawal of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer’s proportionate share of such excess shall exceed such amount);

(h) Plan Withdrawals. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $25,000,000;

(i) Change in Control. The Borrower shall have discontinued its usual business or a Change in Control shall have occurred;

(j) Borrowing Base. Any failure to cure any Borrowing Base Deficiency in accordance with Section 2.05;

(k) Loan Documents. Any provision of any Loan Document shall for any reason cease to be valid and binding on any Obligor party thereto or any Obligor shall so state in writing; or

(l) Security Instruments. If during any period other than the Release Period, (i) as a result of action taken or omitted to be taken by any Obligor, the Administrative Agent shall fail to have an Acceptable Security Interest in any portion of the Collateral, (ii) other than as a result of action taken or omitted to be taken by any Obligor, the Administrative Agent shall fail to have an Acceptable Security Interest in any portion of the Collateral and such failure is not remedied within 5 days after notice thereof to the Borrower from the Administrative Agent, or (iii) any Obligor shall contest the validity or enforceability of any Security Instrument.

Section 7.02 Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event,

(a) the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender and the Issuing Lender to make extensions of credit hereunder, including making Advances and issuing, increasing or extending Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Required Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the Letter of Credit Exposure as security for the Obligations; and

(c) the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Instruments, the Guaranties, and any other Loan Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.03 Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur,

(a)(i) the obligation of each Lender and the Issuing Lender to make extensions of credit hereunder, including making Advances and issuing, increasing or extending Letters of Credit, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b) the Borrower shall deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Obligations; and

(c) the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Instruments, the Guaranties, and any other Loan Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.04 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender Party and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits

(general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender Party or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender Party, irrespective of whether or not such Lender Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender Party different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender Party and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender Party or its Affiliates may have. Each Lender Party agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 7.05 Non-exclusivity of Remedies. No remedy conferred upon any Lender Party is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

Section 7.06 Application of Proceeds. From and during the continuance of any Event of Default, any monies or Property actually received by the Administrative Agent pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Instrument or any other agreement with the Borrower, any Guarantor or any of their respective Subsidiaries which secures any of the Obligations, shall be applied in the following order:

(a) First, to the payment of all amounts, including costs and expenses incurred in connection with the collection of such proceeds and the payment of any part of the Obligations, due to the Administrative Agent under any of the expense reimbursement or indemnity provisions of this Agreement or any other Loan Document, any Security Instrument or other collateral documents, and any applicable Legal Requirement;

(b) Second, ratably, according to the then unpaid amounts thereof, without preference or priority of any kind among them, to the payment of the Obligations then due and payable, including Obligations with respect to Letters of Credit, Obligations owing to any Swap Counterparty under any Hedge Contract, and Obligations with respect to Banking Services; and

(c) Third, the remainder, if any, to the Borrower or its Subsidiaries, or its respective successors or assigns, or such other Person as may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

ARTICLE VIII.

THE ADMINISTRATIVE AGENT AND THE ISSUING LENDER

Section 8.01 Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints Union Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, the Swing Line Lender and the Issuing Lender, and neither the Borrower nor any Guarantor shall have rights as a third party beneficiary of any of such provisions.

Section 8.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03 Exculpatory Provisions. Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken (INCLUDING THE ADMINISTRATIVE AGENT’S OWN NEGLIGENCE) by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Legal Requirement; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01, Section 7.02 and Section 7.03) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.04 Administrative Agent’s Reliance, Etc. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Advance or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.06 Lender Credit Decision. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.07 Indemnification. THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND THE ISSUING LENDER AND EACH OF THEIR RESPECTIVE RELATED PARTIES (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), ACCORDING TO THEIR RESPECTIVE PRO RATA SHARES FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT AND THE ISSUING LENDER IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT OR THE ISSUING LENDER UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (INCLUDING THE ADMINISTRATIVE AGENT’S AND THE ISSUING LENDER’S OWN NEGLIGENCE), AND INCLUDING ENVIRONMENTAL LIABILITIES, PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO PERSON SEEKING INDEMNIFICATION, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY

FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PERSON SEEKING INDEMNIFICATION. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT AND THE ISSUING LENDER PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE OF ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT OR THE ISSUING LENDER IS NOT REIMBURSED FOR SUCH BY THE BORROWER. TO THE EXTENT THAT THE INDEMNITY OBLIGATIONS PROVIDED IN THIS SECTION 8.07 ARE FOR THE BENEFIT OF THE ADMINISTRATIVE AGENT AS THE NAMED SECURED PARTY UNDER THE LIENS GRANTED UNDER THE SECURITY INSTRUMENTS, EACH LENDER HEREBY AGREES THAT IF SUCH LENDER CEASES TO BE A LENDER HEREUNDER BUT OBLIGATIONS OWING TO SUCH LENDER OR AN AFFILIATE OF SUCH LENDER CONTINUE TO BE SECURED BY SUCH LIENS, THEN SUCH LENDER SHALL CONTINUE TO BE BOUND BY THE PROVISIONS OF THIS SECTION 8.07 UNTIL SUCH TIME AS SUCH OBLIGATIONS HAVE BEEN SATISFIED OR TERMINATED IN FULL AND SUBJECT TO THE TERMS OF THE LAST SENTENCE OF SECTION 9.06. IN SUCH EVENT, IN DETERMINING THE PRO RATA SHARES UNDER THIS SECTION 8.07, THE LENDERS SHALL INCLUDE THE AGGREGATE AMOUNT (GIVING EFFECT TO ANY NETTING AGREEMENTS) THAT WOULD BE OWING TO SUCH SWAP COUNTERPARTY IF SUCH HEDGE CONTRACTS WERE TERMINATED AT THE TIME OF DETERMINATION.

Section 8.08 Successor Administrative Agent, Swing Line Lender and Issuing Lender. The Administrative Agent, the Swing Line Lender the Issuing Lender may at any time give notice of its resignation to the other Lender Parties and the Borrower. Furthermore, the Administrative Agent may be replaced by the Required Lenders upon prior written notice. Upon receipt of any such notice of resignation or replacement, the Required Lenders shall have the right, with the consent Borrower (which consent shall not be unreasonably withheld or delayed and no such consent shall be necessary during the continuance of an Event of Default), to appoint a successor Administrative Agent, Swing Line Lender and Issuing Lender. In the event of resignation, if no such successor shall have been so appointed and shall have accepted such appointment within 30 days after the retiring or replaced Administrative Agent, Swing Line Lender or Issuing Lender gives notice of its resignation, then the retiring Administrative Agent, Swing Line Lender or Issuing Lender, as applicable, may on behalf of the Lenders and Issuing Lenders, appoint a successor agent, swing line lender or issuing lender meeting the qualifications set forth above provided that if the retiring Administrative Agent, Swing Line Lender or Issuing Lender shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent, Swing Line Lender or Issuing Lender, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that (i) in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed, (ii) the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit and (iii) the retiring Swing Line Lender shall remain the Swing Line Lender with respect to any Swing Line

Advances outstanding on the effective date of its resignation and the provisions affecting the Swing Line Lender with respect to such Swing Line Advances shall inure to the benefit of the retiring Swing Line Lender until the payment in full of all such Swing Line Advances, or upon demand by the retiring Swing Line Lender, all such Swing Line Advances shall be prepaid in full by the Borrower, which prepayment may be made with Revolving Advances pursuant to Section 2.16(c)(i)), and (b) all payments, communications and determinations provided to be made by, to or through the retiring Administrative Agent, Swing Line Lender or Issuing Lender, as applicable, shall instead be made by or to each applicable Lender, until such time as the Required Lenders appoint a successor Administrative Agent, Swing Line Lender or Issuing Lender as provided for above in this paragraph. In the event of a replacement of the Administrative Agent by the Required Lenders, no such replacement may be made until a successor Administrative Agent has been appointed in accordance with the terms hereof and such successor has accepted such appointment. Upon the acceptance of a successor’s appointment as Administrative Agent, Swing Line Lender or Issuing Lender hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, Swing Line Lender or Issuing Lender, as applicable, and the retiring Administrative Agent, Swing Line Lender or Issuing Lender, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent, Swing Line Lender or Issuing Lender, as applicable shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or replaced Administrative Agent’s, Swing Line Lender’s or Issuing Lender’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 9.03(a), (b), and (c), Section 8.07, and Section 2.07(f) shall continue in effect for the benefit of such retiring or replaced Administrative Agent, Swing Line Lender and Issuing Lender, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or replaced Administrative Agent, Swing Line Lender or Issuing Lender, as applicable, was acting as Administrative Agent, Swing Line Lender or Issuing Lender.

Section 8.09 Collateral Matters.

(a) Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Instruments which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Instruments. Administrative Agent is further authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action (other than enforcement actions requiring the consent of, or request by, the Required Lenders as set forth in Section 7.02 or Section 7.03 above) in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable Legal Requirements. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this paragraph (a).

(b) Each Secured Party irrevocably authorizes Administrative Agent to release any Lien granted to or held by the Administrative Agent upon any Collateral: (i) upon termination of the Commitments, termination or expiration of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Lender have been made), termination of all Hedge Contracts with Swap Counterparties that are secured by the Liens on the Collateral (other than Hedge Contracts with any Swap Counterparty with respect to which other arrangements satisfactory to the Swap Counterparty and the Borrower have been made; provided that, unless a Swap Counterparty notifies the Administrative Agent in writing at least 2 Business Days after receiving written notice from the Administrative Agent of the expected termination of the Commitments that such arrangements have not been made, then solely for purposes of this clause (b), it shall be deemed that such satisfactory arrangements have been made), and payment in full of all Obligations (other than (x) obligations under Hedge Contracts and Banking Service Obligations not yet due and payable and (y) indemnity obligations not yet due and payable of which the Borrower has not received a notice of potential claim); (ii) constituting Property sold or to be sold or otherwise disposed of as part of or in connection with any Disposition permitted under this Agreement or the other Loan Documents; (iii) constituting Property in which the Borrower or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting Property leased to the Borrower or any Subsidiary under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or such Subsidiary to be, renewed or extended; (v) as required under Section 2.02(e); or (vi) if approved, authorized or ratified in writing by the applicable Required Lenders or all the Lenders, as the case may be, as required by Section 9.01. Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.08. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this paragraph (b).

(c) Notwithstanding anything contained in any of the Loan Documents to the contrary, the Borrower, the Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Instruments may be exercised solely by Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this paragraph (c).

Section 8.10 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Sole Book Runner, Arranger, Syndication Agent, Co-Agent, and Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

ARTICLE IX.

MISCELLANEOUS

Section 9.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes, or any other Loan Document, nor consent to any departure by the Borrower or any Subsidiary therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(a) no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive any of the conditions specified in Section 3.01, (ii) increase the Borrowing Base or the aggregate Commitments, other than pursuant to Section 2.04(b), (iii) reduce the principal of, or interest on, the Notes (provided that, the consent of the Required Lenders shall be sufficient to waive the payment, or reduce the increased portion, of interest resulting from the existence of an Event of Default), (iv) change the percentage of Lenders which shall be required for the Lenders or any of them to take any action hereunder or under any other Loan Document, (v) amend this Section 9.01, (vi) amend the definition of “Required Lenders” or the definition of “Super-Majority Lenders”, (vii) amend Section 6.04(a) as it relates to the Borrower, (viii) release any Guarantor from its obligations under any Guaranty unless the Equity Interest of such Guarantor is disposed as permitted under this Agreement, or (ix) release all or substantially all of the Collateral securing the Obligations, except for releases of Collateral as permitted by this Agreement;

(b) no amendment, waiver, or consent shall, unless in writing and signed by each Lender directly and adversely affected thereby, do any of the following: (i) postpone any date fixed for any fees or other amounts payable hereunder or extend the Maturity Date or the Commitment Termination Date (it being agreed, however, that any vote to rescind any acceleration made pursuant to Section 7.02 of amounts owing with respect to the Obligations shall only require the consent of the Required Lenders), (ii) reduce any fees or other amounts payable hereunder or under any other Loan Document (other than the principal of, or interest on, the Notes), or (iii) amend Section 2.11 or Section 7.06; and

(c) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, the Swing Line Lender, or the Issuing Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent, the Swing Line Lender or the Issuing Lender, as the case may be, under this Agreement or any other Loan Document. No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under Hedge Contracts or Banking Services Obligations.

Section 9.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows: (i) if to the Borrower, to it at its address set forth in Schedule II, (ii) if to the Administrative Agent, to it at its address set forth in Schedule II, (iii) if to the Issuing Lender or the Swing Line Lender, to it at its respective address set forth in Schedule II; and (iv) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders, the Swing Line Lender and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, the Swing Line Lender or the Issuing Lender pursuant to Article II if such Lender, Swing Line Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Lender Party (including the fees, charges and disbursements of one law firm serving as counsel for the Administrative Agent and any local counsels, and, if the Lender Parties determine in good faith that a conflict of interest exists as between or among the Loan Parties, including the fees, charges and disbursements of any other counsel for any Lender Party), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit.

(b) Indemnification by the Borrower. THE BORROWER SHALL, AND DOES HEREBY INDEMNIFY, THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF), EACH LENDER AND THE ISSUING LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY THIRD PARTY OR BY THE BORROWER OR ANY GUARANTOR ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, INCLUDING THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, THE EXERCISE OF ANY RIGHTS OR REMEDIES GRANTED HEREIN OR UNDER APPLICABLE LAW, OR, IN THE CASE OF THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF) AND ITS RELATED PARTIES ONLY, THE ADMINISTRATION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING LENDER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING,

WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY THE BORROWER OR ANY GUARANTOR, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) RESULT FROM A CLAIM BROUGHT BY THE BORROWER OR ANY GUARANTOR AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, IF THE BORROWER OR SUCH GUARANTOR HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Legal Requirement, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the Issuing Lender, the replacement of any Lender, the termination of the Commitments, the termination or expiration of all Letters of Credit, and the repayment, satisfaction or discharge of all of the other Obligations.

Section 9.04 No Waiver; Remedies. No failure on the part of any Lender, the Administrative Agent, or the Issuing Lender to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.05 Lender Assignments and Participations.

(a) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s applicable Commitments and the Advances under such Commitment at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and

Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the applicable Commitment assigned;

(iii) any assignment of a Commitment must be approved by the Administrative Agent and the Issuing Lender unless the Person that is the proposed assignee is itself a Lender with a Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (b) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14(b), 9.03(a), 9.03(b), and 9.03(c) with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(b) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Los Angeles, California or Dallas, Texas a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower and the Lender Parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any Affiliate or Subsidiaries thereof) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (a) or (b) of Sections 9.01 that affects such Participant. Subject to paragraph (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.04 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(d) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.13 and 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) and Section 2.14(f) as though it were a Lender.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto

Section 9.06 Survival of Representations, Etc. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Loan Documents, the making of the Advances and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.12, 2.13, 2.14(c), and 9.03 and all of the obligations of the Lenders in Section 8.07 shall survive any termination of this Agreement and repayment in full of the Obligations.

Section 9.07 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.08 Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender Party and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 9.05(a), (ii) by way of participation in accordance with the provisions of Section 9.05(c) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.05(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.05(c) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and each Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 9.09 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirement, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.10 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders, the Swing Line Lender and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Legal Requirements, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses. Notwithstanding the foregoing, the following will not constitute Information for purposes of this Agreement: (a) information that is or becomes generally available to the public other than as a result of a disclosure by any party hereto in violation of this Agreement, (b) information that is available to any Lender Party on a nonconfidential basis prior to being furnished by the Borrower or any of its Subsidiaries, (c) information that becomes available to any Lender Party on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries if such source was not, to such Lender Party’s knowledge, subject to any prohibition against transmitting the information to such Lender Party, or (d) information internally developed by any Lender Party without reliance on any Information. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.11 Business Loans. The Borrower warrants and represents that the Loans evidenced by the Notes are and shall be for business, commercial, investment, or other similar purposes and not primarily for personal, family, household, or agricultural use, as such terms are used in Chapter One (“Chapter One”) of the Texas Credit Code. At all such times, if any, as Chapter One shall establish a Maximum Rate, the Maximum Rate shall be the “indicated rate ceiling” (as such term is defined in Chapter One) from time to time in effect.

Section 9.12 Usury Not Intended. It is the intent of the Borrower and each Lender in the execution and performance of this Agreement and the other Loan Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable Legal Requirements of the State of Texas, the United States from time to time in effect, and any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement. In furtherance thereof, the Lenders and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement and all other Loan Documents, “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement or any other Loan Document; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Obligations, include amounts which by applicable Legal Requirements are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal Obligations owing to such Lender (or if all such Obligations shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Obligations are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Obligations (or, if the applicable Obligations shall have been paid in full, refunded to the Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrower and the Lenders shall to the maximum extent permitted under applicable Legal Requirements amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Obligations all amounts considered to be interest under applicable Legal Requirements at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Loan Documents which may be in apparent conflict herewith.

Section 9.13 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Lender Party, or any Lender Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the Issuing Lender under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 9.14 Governing Law; Submission to Jurisdiction.

(a) Governing Law. This Agreement, the Notes and the other Loan Documents (unless otherwise expressly provided therein) shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas. Without limiting the intent of the parties set forth above, (a) Chapter 346 of the Texas Finance Code, as amended (relating to revolving loans and revolving tri-party accounts (formerly Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15)), shall not apply to this Agreement, the Notes, or the transactions contemplated hereby and (b) to the extent that any Lender may be subject to Texas law limiting the amount of interest payable for its account, such Lender shall utilize the indicated (weekly) rate ceiling from time to time in effect. Each Letter of Credit shall be governed by either the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 500 (1993 version) or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590 (and any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender).

(b) Submission to Jurisdiction. The Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Federal or Texas state court sitting in Dallas County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas State court or, to the fullest extent permitted by applicable Legal Requirements, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that Lender Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any Guarantor or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.15 USA Patriot Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

Section 9.16 Restatement. This Agreement amends and restates the Existing Agreement in its entirety. The Borrower hereby agrees that (a) the Debt outstanding under the Existing Agreement and the

Loan Documents (as defined in the Existing Agreement; together with the Existing Agreement, the “Existing Credit Documents”) and all accrued and unpaid interest thereon and (b) all accrued and unpaid fees under the Existing Credit Documents shall be deemed to be outstanding under and governed by this Agreement. The Borrower hereby acknowledges, warrants, represents and agrees that this Agreement is not intended to be, and shall not be deemed or construed to be, a novation or release of the Existing Credit Documents. Each Lender that is an Existing Lender hereby waives any requirements for notice of prepayment, minimum amounts of prepayments of the loans thereunder, ratable reductions of the commitments of Lenders under the Existing Credit Documents and ratable payments on account of the principal or interest of any loan under the Existing Credit Documents to the extent that any such prepayment, reductions or payments are required to ensure that, upon the effectiveness of this Agreement, the loans of the Lenders shall be outstanding on a ratable basis in accordance with their respective Pro Rata Share. Each Lender hereby authorizes Administrative Agent and Borrower to request Borrowings from Lenders, to make prepayment of the loans under the Existing Credit Documents and to reduce the commitments under the Existing Credit Documents among Lenders in order to ensure that, upon the effectiveness of this Agreement, the loans of Lenders shall be outstanding on a ratable basis in accordance with their respective Pro Rata Share.

Section 9.17 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.18 ORAL AGREEMENTS. THIS WRITTEN AGREEMENT AND THE LOAN DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of this page intentionally left blank. Signature page follows.]

EXECUTED as of the date first above written.

BORROWER:

CONTINENTAL RESOURCES, INC.

By:	/s/ John D. Hart
John D. Hart
Vice President, Chief Financial Officer and Treasurer

ADMINISTRATIVE AGENT, SWING LINE LENDER, ISSUING LENDER, AND LENDERS

UNION BANK, N.A., as Administrative Agent, Issuing Lender, Swing Line Lender and a Lender

By:	/s/ Randall Osterberg
Randall Osterberg
Senior Vice President

Signature page to Seventh Amended and Restated Credit Agreement

(Continental Resources, Inc.)

COMPASS BANK

By:	/s/ Christopher S. Parada
Name: Christopher S. Parada
Title: Senior Vice President

Signature page to Seventh Amended and Restated Credit Agreement

(Continental Resources, Inc.)

THE ROYAL BANK OF SCOTLAND plc

By:	/s/ David Slye
Name: David Slye
Title: Senior Vice President

Signature page to Seventh Amended and Restated Credit Agreement

(Continental Resources, Inc.)

BNP PARIBAS

By:	/s/ John A. Clark
Name: John A. Clark
Title: Managing Director

By:	/s/ Betsy Jocher
Name: Betsy Jocher
Title: Director

Signature page to Seventh Amended and Restated Credit Agreement

(Continental Resources, Inc.)

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Mark E. Thompson
Name: Mark E. Thompson
Title: Senior Vice President

Signature page to Seventh Amended and Restated Credit Agreement

(Continental Resources, Inc.)

BANK OF AMERICA, N.A.

By:	/s/ Sandra M. Serle
Name: Sandra M. Serle
Title: Vice President

Signature page to Seventh Amended and Restated Credit Agreement

(Continental Resources, Inc.)

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ J. Alan Alexander
Name: J. Alan Alexander
Title: Managing Director

Signature page to Seventh Amended and Restated Credit Agreement

(Continental Resources, Inc.)

CAPITAL ONE, N.A.

By:	/s/ Eric Broussard
Name: Eric Broussard
Title: Senior Vice President

Signature page to Seventh Amended and Restated Credit Agreement

(Continental Resources, Inc.)

JPMORGAN CHASE BANK, N.A.

By:	/s/ Mark E. Olson
Name: Mark E. Olson
Title: Vice President

Signature page to Seventh Amended and Restated Credit Agreement

(Continental Resources, Inc.)

TORONTO DOMINION (NEW YORK) LLC

By:	/s/ Debbi L. Brito
Name: Debbi L. Brito
Title: Authorized Signatory

Signature page to Seventh Amended and Restated Credit Agreement

(Continental Resources, Inc.)

UBS LOAN FINANCE LLC

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

By:	/s/ April Varner Nanton
Name: April Varner-Nanton
Title: Director

Signature page to Seventh Amended and Restated Credit Agreement

(Continental Resources, Inc.)

BANK OF SCOTLAND plc

By:	/s/ Julia R. Franklin
Name: Julia R. Franklin
Title: Assistant Vice President

Signature page to Seventh Amended and Restated Credit Agreement

(Continental Resources, Inc.)

STERLING BANK

By:	/s/ David W. Phillips
Name: David W. Phillips
Title: Senior Vice President

Signature page to Seventh Amended and Restated Credit Agreement

(Continental Resources, Inc.)

TEXAS CAPITAL BANK, N.A.

By:	/s/ John E. Davis
Name: John E. Davis
Title: Senior Vice President

Signature page to Seventh Amended and Restated Credit Agreement

(Continental Resources, Inc.)

H

SCHEDULE I

Applicable Margins

PRICING GRID

Utilization Level		Eurodollar Rate Advances	Reference Rate Advances	Letter of Credit Fee	Commitment Fee
Level I	Equal to or greater than 90%	2.75%	1.75%	2.75%	0.50%
Level II	Less than 90% but equal to or greater than 75%	2.50%	1.50%	2.50%	0.50%
Level III	Less than 75% but equal to or greater than 50%	2.25%	1.25%	2.25%	0.50%
Level IV	Less than 50% but equal to or greater than 25%	2.00%	1.00%	2.00%	0.50%
Level V	Less than 25%	1.75%	0.75%	1.75%	0.50%

Schedule I

SCHEDULE II

NOTICE INFORMATION AND COMMITMENTS

Each of the commitments to lend set forth herein is governed by the terms of the Credit Agreement which provides for, among other things, borrowing base limitations which may restrict the Borrower’s ability to request (and the Lenders’ obligation to provide) Credit Extensions to a maximum amount which is less than the commitments set forth in this Schedule II.

Administrative Agent/Issuing Lender/Swing Line Lender:

Union Bank, N.A.

Lincoln Plaza

500 N. Akard Street, Suite 4200

Dallas, Texas 75201

Attention: Mr. Randall Osterberg / with a copy to Hannah Payne

Facsimile: 214-922-4209

Borrower:

Continental Resources, Inc.

302 N. Independence

Enid, Oklahoma 73701

Attention: John Hart

Facsimile: 580-548-5253

Lenders:	Commitments
Union Bank, N.A.	$67,000,000.00
Compass Bank	$64,500,000.00
The Royal Bank of Scotland plc	$64,500,000.00
BNP Paribas	$64,500,000.00
U.S. Bank National Association	$64,500,000.00
Bank of America, N.A.	$55,000,000.00
Wells Fargo Bank National Association	$55,000,000.00
Capital One, N.A.	$55,000,000.00
JPMorgan Chase Bank, N.A.	$55,000,000.00
Toronto Dominion (New York) LLC	$55,000,000.00
UBS Loan Finance LLC	$55,000,000.00
Bank of Scotland plc	$55,000,000.00
Sterling Bank	$25,000,000.00
Texas Capital Bank, N.A.	$15,000,000.00

Total:	$750,000,000.00

Schedule II